Exhibit 10.3

ROCKWOOD HOLDINGS, INC.

ROCKWOOD SPECIALTIES GROUP, INC.

ROCKWOOD SPECIALTIES GROUP GMBH

SACHTLEBEN CHEMIE GMBH

DEUKALION EINHUNDERTVIERUNDZWANZIGSTE VERMÖGENSVERWALTUNGS-GMBH

WHITE PIGMENTS HOLDINGS OY

KEMIRA PIGMENTS OY

KEMIRA GERMANY GMBH

KEMIRA OYJ

AGREEMENT REGARDING THE IMPLEMENTATION
OF THE TITANIUM DIOXIDE JOINT VENTURE

List of Annexes

Annex 2.1(a)	Short-form purchase and transfer agreement regarding TiO2 Shares;

Annex 2.1(e)	Form of US Transfer Agreement

Annex 4.1(a)	List of Kemira Oberhausen Assets;

Annex 4.1(b)(ii)	List of excluded assets;

Annex 4.1(d)(i)	List of liabilities;

Annex 4.3	Transferred Contracts

Annex 5.1.3(a)	List of Nanotechnology IP Rights

Annex 5.2.1(a)	List of Oberhausen IP Rights;

Annex 5.2.2	Form of Oberhausen IP Rights Transfer Agreement;

Annex 5.3.1	Form of license to certain other IP Rights and Know-How not transferred;

Annex 5.3.2-1	Form of back-license agreement;

Annex 5.3.2-2	IP Rights subject to back-license;

Annex 8.1-1	Term sheets for the transitional services to be provided by Kemira to Kemira TiO2;

Annex 9.2.6	List of participations in the Company;

Annex 9.2.7	List of interests held by the Company;

Annex 9.4.2-1	List of security interests, charges, encumbrances of third parties in Assets;

Annex 9.4.2-2	List of obligations to grant security interests, charges, encumbrances;

Annex 9.5.1-1	List of Owned Properties;

Annex 9.5.1-2	List of Used Properties;

Annex 9.5.2-1	List of security interests, charges etc. in Owned Properties;

Annex 9.5.2-2	List of obligations to grant security interests, charges etc. in Owned Properties;

Annex 9.5.3-1	List of particulars of all Leases;

Annex 9.5.3-2	Description of default payments or other obligations under the Leases;

Annex 9.6.2	List of Registered IP Rights;

Annex 9.6.4	List of Licensed IP Rights;

Annex 9.6.5	List of Challenged IP Rights;

Annex 9.6.7	Employee invention compensations;

Annex 9.7.2	List of claims for defective products;

Annex 9.9.1	List of subsidies;

Annex 9.10.1	List of service contracts of managing directors, supervisory board and holders of a registered commercial power of representtation, additional agreements and benefits;

Annex 9.10.2	List of executives and foreign employees;

Annex 9.10.3-1	List of employees laid off;

Annex 9.10.3-2	List of liabilities towards retired members of corporate bodies and employees;

Annex 9.10.4	List of agreements or promises regarding special rights in regard of a change of shareholders;

Annex 9.10.5	List of membership of employers’ associations and collective bargaining agreements;

Annex 9.10.6-1	List of shop agreements;

Annex 9.10.6-2	List of reconcilements of interests and social plans;

Annex 9.10.7	List of agreements and promises regarding benefits from pension scheme;

Annex 9.10.8	List of obligations based on customary business practice;

Annex 9.10.9	List of collective and individual promises, agreements, plans, schemes, regulations, arrangements that restrict the right of termination beyond statutory regulation;

Annex 9.10.10	List of stock options;

Annex 9.10.12	List of court, arbitration, public authority proceedings regarding employment matters;

Annex 9.10.13	Employee benefit plans;

Annex 9.10.18	List of benefit payments;

Annex 9.11.1	List of Material Agreements;

Annex 9.12	List of ten largest suppliers and customers in 2007, list of suppliers without alternative;

Annex 9.13.1-1	List of Insurance Policies;

Annex 9.13.1-2	List of Insurance Policies that must be replaced after the consummation of the Transaction;

Annex 9.13.2	Notices of termination or cancellation of Insurance Policies, effects of consummation of the Transaction on Insurance Policies;

Annex 9.13.3	Outstanding claims under Insurance Policies;

Annex 9.14	List of court, arbitration or public authority proceedings the Company is party to;

Annex 9.15.2	Trading with certain designated countries;

Annex 10.1-1	List of Company’s consolidated Affiliates;

Annex 10.1-2	List of Company’s non-consolidated Affiliates;

Annex 12.2.4	List of Tax audits, assessments or deficiencies pending against the Company;

Annex 14.1.1-1	Description of Sachtleben Landfills;

Annex 14.1.1-2	Description of Kemira Closed Landfills;

Annex 14.1.2	Description of transfer of Sachtleben and Kemira Closed Landfill;

Annex 14.1.4	Services for Kemira Closed Landfill;

Annex 17.1(a)	List of Oberhausen Transferred Employees;

Annex 17.1(b)	List of Sales Network Employees;

Annex 17.7.2	Information letter pursuant to sec. 613a BGB; and

Annex 17.11	US Transition Services Agreement.

DEFINITIONS

In this Agreement

“Accounting Principles”	shall have the meaning given to it in section 9.3.1;

“Affected Party”	shall have the meaning given to it in section 11.1;

“Affiliate “	shall have the meaning given to it in section 4.2.2;

“Agreement”	shall mean this agreement;

“Asset” and “Assets”	shall have the meaning given to it in section 9.4.1;

“Audited Annual Accounts”	shall have the meaning given to it in section 9.3.1;

“Balance Sheet Date”	shall have the meaning given to it in section 9.3.1;

“Breaching Party”	shall have the meaning given to it in section 11.1;

“Breach of the No Leakage Provisions”	shall have the meaning given to it in section 16.1(a);

“Business”	shall have the meaning given to it in section 9.1(d)(ii);

“Business Day”	shall have the meaning given to it in section 4.2.1;

“Business Documents”	shall have the meaning given to it in section 7.1;

“Closed Landfills”	shall have the meaning given to it in section 13.1;

“Closing Date”	shall have the meaning given to it in section 2.2;

“Company” and “Companies”	shall have the meaning given to it in the deed caption;

“Comprehensive Environmental Permit”	shall have the meaning given to it in section 13.5;

“Covenants”	shall have the meaning given to it in section 16.1(a)(i);

“Effective Date”	shall have the meaning given to in section 2.2;

“Energy Agreements”	shall have the meaning given to in section 6.2;

“Environmental Contamination”	shall have the meaning given to it in section 13.1;

“Environmental Laws”	shall have the meaning given to it in section 13.1;

“Environmental Liabilities”	shall have the meaning given to it in section 13.6;

“Environmental Matters”	shall have the meaning given to it in section 13.1;

“ERISA”	shall have the meaning given to it in section 9.10.13;

“Exit Event”	shall have the meaning given to it in section 11.6;

“Financial Information and Valuation”	shall have the meaning given to it in section 8.2(c);

“Finnish HoldCo”	shall have the meaning given to it in the deed caption;

“Former Sites”	shall have the meaning given to it in section 13.8;

“Functional Additive Business”	shall have the meaning given to it in section 1.1;

“G6 Shares”	shall have the meaning given to it in section 6.1;

“Insurance Policy” and “Insurance Policies”	shall have the meaning given to it in section 9.13.1;

“IP Rights”	shall have the meaning given to it in section 5.1.1;

“IRC”	shall have the meaning given to it in section 9.10.13;

“JV Agreement”	shall have the meaning given to it in section 1.2;

“JV Europe”	shall have the meaning given to it in the deed caption;

“JV Europe Share”	shall have the meaning given to in section 1.3(a);

“JV Europe Share A”	shall have the meaning given to in section 1.5(c)(i);

“JV Europe Share B”	shall have the meaning given to in section 1.5(c)(ii);

“JV Europe Share Transfer Receivable”	shall have the meaning given to in section 3.3;

“JV Group Company” and “JV Group Companies”	shall have the meaning given to in section 4.2.2(a);

“JV US”	shall have the meaning given to in section 1.3(g)(i);

“JV US Benefit Plans “	shall have the meaning given to it in section 17.10;

“JV US Interests”	shall have the meaning given to in section 1.3(g)(i);

“Kemira”	shall have the meaning given to it in the deed caption;

“Kemira Germany”	shall have the meaning given to it in the deed caption;

“Kemira Closed Landfill”	shall have the meaning given to it in section 14.1.1;

“Kemira Inc.”	shall have the meaning given to it in section 1.3(g)(ii);

“Kemira Inc. Shares”	shall have the meaning given to it in section 1.3(g)(ii);

“Kemira Oberhausen Assets”	shall have the meaning given to it in section 1.3(f);

“Kemira Share Transfer Receivable”	shall have the meaning given to it in section 3.1.1;

“Kemira TiO2”	shall have the meaning given to it in the deed caption;

“Kemira TiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Kemira TiO2 Shares”	shall have the meaning given to it in section 1.3(e);

“Kemira Trademarks”	shall have the meaning given to it in section 18.1;

“Know-How”	shall have the meaning given to it in section 5.1.2;

“Landfills”	shall have the meaning given to it in section 13.1;

“Law”	shall have the meaning given to it in section 7.1(b);

“Lease” and “Leases”	shall have the meaning given to it in section 9.5.3;

“Master Agreement”	shall have the meaning given to it in section 1.2;

“Material Agreements”	shall have the meaning given to it in section 9.11.1;

“Material IP Rights”	shall have the meaning given to it in section 9.6.1;

“Maybrook”	shall have the meaning given to it in section 1.3(g)(ii);

“Maybrook Shares”	shall have the meaning given to it in section 1.3(g)(ii);

“Nanotechnology IP Rights”	shall have the meaning given to it in section 5.1.3;

“Nanotechnology Know How”	shall have the meaning given to it in section 5.1.3(b);

“Oberhausen Business Unit”	shall have the meaning given to it in section 1.3(f);

“Oberhausen IP Rights”	shall have the meaning given to it in section 5.2.1;

“Oberhausen IP Rights Transfer Agreement”	shall have the meaning given to it in section 5.2.2

“Oberhausen Transfer Receivable”	shall have the meaning given to it in section 3.1.2;

“Oberhausen Transferred Employees”	shall have the meaning given to in section 17.1(a);

“Owned Properties”	shall have the meaning given to it in section 9.5.1;

“Party” and “Parties”	shall have the meaning given to it in the deed caption;

“Permits”	shall have the meaning given to it in section 9.8.1;

“Permitted Liens”	shall have the meaning given to it in section 9.4.2;

“Pori Landfill”	shall have the meaning given to it in section 13.1

“PPV”	shall have the meaning given to it in section 6.1;

“Pre-Effective-Date Period”	shall have the meaning given to it in section 12.3.2;

“Properties” and “Property”	shall have the meaning given to it in section 9.5.1;

“PVO”	shall have the meaning given to it in section 6.1;

“Registered IP Rights”	shall have the meaning given to it in section 9.6.2;

“Rockwood”	shall have the meaning given to it in the deed caption;

“Rockwood Germany”	shall have the meaning given to it in the deed caption;

“Rockwood Holdings”	shall have the meaning given to it in the deed caption;

“Rockwood TiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Rockwood Water Business”	shall have the meaning given to it in section 1.1;

“Sachtleben”	shall have the meaning given to it in the deed caption;

“Sachtleben Closed Landfill”	shall have the meaning given to it in section 14.1.1;

“Sachtleben Corp”	shall have the meaning given to it in section 1.1;

“Sachtleben Corp Shares”	shall have the meaning given to it in section 1.3(g)(i);

“Sachtleben Shares”	shall have the meaning given to it in section 2.1(c);

“Sachtleben Share Transfer Receivable”	shall have the meaning given to it in section 3.2.1(a);

“Sachtleben Water”	shall have the meaning given to it in section 1.4;

“Sales Network Employees”	shall have the meaning given to it in section 17.1(b);

“Subordinated Note”	shall have the meaning given to it in section 3.2.2;

“Subordinated Note Amount”	shall have the meaning given to it in section 3.2.1(b);

“Tax” or “Taxes”	shall have the meaning given to it in section 12.1;

“TiO2 Pigments Business” and “TiO2 Pigments Businesses”	shall have the meaning given to it in section 1.1;

“Third Party Claim”	shall have the meaning given to it in section 15.1;

“Transaction”	shall mean the transactions contemplated by this Agreement;

“Transferred Company”	shall have the meaning given to in section 9.1(d)(iii);

“Transferred Employees”	shall have the meaning given to in section 17.2;

“Transferred Liabilities”	shall refer to the liabilities listed in section 4.4;

“Transitional Service Agreements”	shall have the meaning given to it in section 8.1;

“US Benefit Plans”	shall have the meaning given to it in section 9.10.13;

“US Company” and “US Companies”	shall have the meaning given to it in section 1.3(g)(ii);

“US Transfer Agreement”	shall have the meaning given to it in section 2.1(e);

“US Transferred Company”	shall have the meaning given to it in section 9.1(d)(iv);

“US Transferred Employees”	shall have the meaning given to it in section 17.10;

“US Transition Services Agreement”	shall have the meaning given to it in section 17.11;

“Used Properties”	shall have the meaning given to it in section 9.5.1;

“VAT”	shall have the meaning given to it in section 12.3.6;

“Warranty” and “Warranties”	shall have the meaning given to it in section 9.1;

“Warranting Party”	shall have the meaning given to it in section 9.1(d)(v); and

“Water Carve-Out”	shall have the meaning given to it in section 1.4.

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SHARE AND ASSET PURCHASE AND TRANSFER AGREEMENT

THIS AGREEMENT IS MADE ON 21 MAY 2008 BY AND AMONG

(a)	Rockwood Holdings Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood Holdings”;

(b)	Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood”;

(c)

Rockwood Specialties Group GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 5 79 24 hereinafter referred to as “Rockwood Germany”;

(d)	Sachtleben Chemie GmbH, Dr.-Rudolf-Sachtleben-Straße 4, 47189 Duisburg, Germany, registered in the commercial register of the lower court of Duisburg under registration number HR B 1 96 69 hereinafter referred to as “Sachtleben”;

(e)

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs-GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 8 05 60, to be renamed after signing into White Pigments Holdings GmbH hereinafter referred to as “JV Europe”;

(f)	White Pigments Holding Oy, a limited liability company under establishment, Finland,

hereinafter referred to as “Finnish HoldCo”;

(g)	White Pigments LLC, a Delaware limited liability company with business address at 100 Overlook Center, Princeton, NJ 08540, USA,

hereinafter referred to as “JV US”;

(h)	Kemira Pigments Oy, Porkkalankatu 3, FI-00180 Helsinki, Finland with business identification number 0948159-2 hereinafter referred to as “Kemira TiO2”;

(i)	Kemira Germany GmbH, Marie-Curie-Straße 10, 51377 Leverkusen, Germany, registered in the commercial register of the lower court of Cologne under registration number HR B 57319 hereinafter referred to as “Kemira Germany”;

and

(j)	Kemira Oyj, Porkkalankatu 3, FI-00101 Helsinki, Finland, with business identification number 0109823-0 hereinafter referred to as “Kemira”.

Rockwood Holdings, Rockwood, Rockwood Germany, Sachtleben, JV Europe, Finnish HoldCo, Kemira TiO2, Kemira Germany and Kemira each a “Party” and collectively the “Parties” (Kemira TiO2 and JV Europe are also each referred to hereinafter as a “Company” and collectively the “Companies”).

NOW IT IS HEREBY AGREED

1.

PREAMBLE

1.1

Rockwood and Kemira are both companies active in a variety of business fields in the specialty chemicals sector. Both Parties are, amongst other businesses, engaged in the titanium dioxide business (i.e. the sale and manufacturing of titanium dioxide and related co-products and services), provided that (i) Rockwood’s titanium dioxide business also includes the manufacturing of barium-based and zinc-based inorganic fine white pigments and additives (the “Functional Additive Business”) but excludes the manufacturing of polyaluminium chloride and polyaluminium nitrate-based flocculants (collectively the “Rockwood Water Business”) as currently conducted by Sachtleben and Sachtleben Corporation (“Sachtleben Corp”) (Rockwood’s titanium dioxide business so defined, the “Rockwood TiO2 Pigments Business”); and (ii) Kemira’s titanium dioxide business also includes sales and manufacturing of certain other than titanium dioxide based products and services to the cosmetics industry (the “Kemira TiO2 Pigments Business”). The Rockwood TiO2 Pigments Business and the Kemira TiO2 Pigments Business are each also referred to as a “TiO2 Pigments Business” and collectively as the “TiO2 Pigments Businesses”.

1.2

In order to jointly pursue future business opportunities in the field of the production and marketing of pigments, the Parties intend to combine their respective TiO2 Pigments Businesses by forming a joint venture. In connection therewith, Rockwood Holdings, Rockwood, Rockwood Germany, Sachtleben, JV Europe, Sachtleben Corp, Finnish HoldCo, JV US, Kemira, Kemira TiO2, Kemira Inc. (as defined below) and Kemira Germany have today entered into a master agreement (the “Master Agreement”) and a shareholders and joint venture agreement (the “JV Agreement”) regarding the titanium dioxide joint venture.

1.3

The TiO2 Pigments Businesses include the following shareholdings and assets owned (directly or indirectly) by Rockwood and Kemira, respectively:

(a)

Rockwood Germany owns all shares in JV Europe (“JV Europe Share”).

(b)

Rockwood Germany owns all shares in Sachtleben.

(c)

Sachtleben owns

(i)

a share in the nominal amount of EUR 12,800.00 in Alberti & Co GmbH, Germany, registered in the commercial register of the lower court of Göttingen under HR B 120005, representing 25 per cent of the entire share capital;

(ii)

a share in the nominal amount of EUR 51,129.19 in Pigment-Chemie GmbH, Germany, registered in the commercial register of the lower court of Duisburg under HR B 7018, representing 100 per cent of the entire share capital;

(iii)

a limited partnership interest in the amount of EUR 576,000.00 in Deutsche Baryt-Industrie Dr. Rudolf Alberti GmbH & Co. KG, Germany, registered in the commercial register of the lower court of Göttingen under HR A 121227;

(iv)

a share in the nominal amount of RMB 54,900,000.00 in Guangzhou Huali Sachtleben Chemicals Company, Limited, 238 Nangang West Rd., Huangpu District, Guangzhou 510760, China, registered with the National Industrial and Commercial Administration Bureau of the People’s Republic of China for the Guangdong Province under the license number 004714, representing 40 per cent of the entire share capital; and

(v)

a share in the nominal amount of RMB 3,000,000.00 in Sachtleben Trading (Shanghai) Company Limited, 2272 Hongqiao Road, Shanghai 200336, China, registered with the National Industrial and Commercial

Administration Bureau of the People’s Republic of China for Shanghai under the license number 1137603 representing 100 per cent of the entire share capital.

(d)

JV Europe owns all shares in Finnish HoldCo.

(e)

Kemira owns 8,300,000 issued and outstanding shares representing 100 per cent of the issued and outstanding shares in Kemira TiO2 (“Kemira TiO2 Shares”).

(f)

Kemira Germany owns and operates the Oberhausen Technology Center business unit (the “Oberhausen Business Unit”), which consists of the assets and intellectual property rights as further defined in section 4.1 (the “Kemira Oberhausen Assets”).

(g)

Furthermore, Rockwood and Kemira hold the following shareholdings and limited liability interests in certain companies in the US:

(i)

Rockwood owns all issued and outstanding shares in Sachtleben Corporation (the “Sachtleben Corp Shares”) and all of the limited liability interests in White Pigments LLC, a newly-formed Delaware limited liability company (all limited liability company interests in JV US, the “JV US Interests”); and

(ii)

Kemira owns all issued and outstanding shares in Kemira Specialty, Inc. (“Kemira Inc.”, the shares in Kemira Inc., the “Kemira Inc. Shares”), having its principal place of business at 151 Veterans Drive, Northvale, NJ 07647, USA. Kemira Inc. owns all issued and outstanding shares in Maybrook, Inc. (the “Maybrook Shares”), having its principal place of business at 570 Broadway, Lawrence, Massachusetts, USA (“Maybrook”, and together with Kemira Inc. and, together with Sachtleben Corp, collectively, the “US Companies” and each a “US Company”).

1.4

The Rockwood Water Business will be carved out prior to the Closing Date into a company held by Rockwood Germany outside the joint venture (such company “Sachtleben Water”) as further set out in the Master Agreement, after an existing profit and loss transfer agreement between MIWAC Mitteldeutsche Wasserchemie GmbH and Sachtleben has been terminated (“Water Carve-Out”).

1.5

Pursuant to the Master Agreement, the Parties have agreed that

(a)

Kemira shall transfer the Kemira TiO2 Shares to Finnish HoldCo;

(b)

Kemira shall transfer or cause the transfer of the Kemira Oberhausen Assets to JV Europe;

(c)

the share in JV Europe representing 100 per cent of JV Europe’s entire share capital shall be split into,

(i)

one share with the nominal value of EUR 15,250.00, representing 61 per cent of JV Europe’s entire share capital (“JV Europe Share A”); and

(ii)

one share with the nominal value of EUR 9,750.00, representing 39 per cent of JV Europe’s entire share capital (“JV Europe Share B”), which will be transferred by Rockwood Germany to Kemira pursuant to this Agreement;

following which (i) Rockwood Germany will own 61 per cent of the shares in JV Europe; and (ii) Kemira will own 39 per cent of the shares in JV Europe; and

(d)

additionally, with respect to the joint venture in the United States

(i)

Rockwood shall transfer the Sachtleben Corp Shares and Kemira shall transfer the Kemira Inc. Shares to JV US,

(ii)

in exchange for

(1)

Rockwood receiving 61 per cent of the limited liability interest in JV US; and

(2)

Kemira receiving a combination of 39 per cent of the limited liability interest in JV US and an Intercompany Receivable (as defined in the Master Agreement) in a principal amount of approximately EUR 6,400,000.00 against JV US;

following which (i) Rockwood will own 61 per cent of the issued and outstanding limited liability interest in JV US; and (ii) Kemira will own 39 per cent of the issued and outstanding limited liability interest in JV US.

2.

SALE AND TRANSFER

2.1

Upon the terms and subject to the conditions set forth in this Agreement,

(a)

Kemira hereby sells and transfers (tritt ab) the Kemira TiO2 Shares to Finnish HoldCo which transfer shall further be subject to the terms of a short-form share purchase and transfer agreement regarding the TiO2 Shares attached as Annex 2.1(a) between Kemira and Finnish HoldCo (for Finnish transfer tax filing purposes), and Finnish HoldCo hereby accepts such sale and transfer;

(b)

Kemira Germany hereby sells and transfers (tritt ab) the Kemira Oberhausen Assets to JV Europe and JV Europe hereby accepts such sale and transfer;

(c)

Rockwood Germany hereby sells and transfers (tritt ab) all of the issued and outstanding shares in Sachtleben (“Sachtleben Shares”) to JV Europe and JV Europe hereby accepts such sale and transfer;

(d)

Rockwood Germany hereby sells and transfers (tritt ab) the JV Europe Share B to Kemira and Kemira hereby accepts such sale and transfer; and

(e)

Rockwood hereby undertakes to transfer on the Closing Date (as defined below) the Sachtleben Corp Shares and Kemira hereby undertakes to transfer on the Closing Date the Kemira Inc. Shares to JV US in each case with effect as of the Closing Date, pursuant to a local transfer agreement substantially in the form of Annex 2.1(e) (the “US Transfer Agreement”), and to combine the businesses of the US Companies into a single business operation to be operated by JV US.

2.2

The transfers pursuant to section 2.1 shall (i)  be made with economic effect (wirtschaftlicher Wirkung) as of 31 December 2007 / 1 January 2008 (the “Effective Date”), unless otherwise expressly set forth herein; and (ii) be subject to the condition precedent (aufschiebende Bedingung) of the Closing (as defined in the Master Agreement) occurring (the day on which the Closing occurs, the “Closing Date”).

3.

CONSIDERATION

3.1

Purchase Price for Kemira TiO2 Business

3.1.1

The purchase price for the sale and transfer of the Kemira TiO2 Shares pursuant to section 2.1(a) amounts to a fixed amount of EUR 168,900,000.00 (the “Kemira Share Transfer Receivable”). The Kemira Share Transfer Receivable has been determined on the basis of an enterprise value of Kemira TiO2 of EUR 222,700,000.00 by deducting (i) the amount of the Existing Intercompany Receivable (as defined in the Master Agreement) of EUR 51,700,000.00 as described in section 2.2.1(b) of the Master Agreement and (ii) the amount of the Kemira Dividend of EUR 2,100,000.00 as described in section 2.2.1(d) of the Master Agreement. The Kemira Share Transfer Receivable shall not be due and payable in cash but shall be settled pursuant to sections 3.4.1 to 3.4.5 through a payment into the capital reserves.

3.1.2

The purchase price for the sale and transfer of the Kemira Oberhausen Assets pursuant to section 2.1(b) amounts to a fixed amount of a net amount of EUR 2,300,000.00 (plus applicable transfer taxes, if any) (the net amount the “Oberhausen Transfer Receivable”).

The Oberhausen Transfer Receivable shall not be due and payable in cash but shall be settled pursuant to sections 3.4.1 to 3.4.5 through a payment into the capital reserves of JV Europe.

3.2

Purchase Price for Rockwood TiO2 Business

3.2.1	The purchase price for the sale and transfer of the Sachtleben Shares pursuant to section 2.1(c) amounts a fixed amount equal to the aggregate amount of

(a)

EUR 180,000,000.00 (the “Sachtleben Share Transfer Receivable”) which amount has been determined on the basis of an enterprise value of Sachtleben of EUR 363,000,000.00 by deducting the amount of the Existing Intercompany Receivable of EUR 183,000,000.00 as described in section 2.2.2(a) of the Master Agreement; and

(b)

an additional amount of EUR 2,900,000.00 (the “Subordinated Note Amount”).

3.2.2

The Sachtleben Share Transfer Receivable shall not be due and payable in cash but shall be settled pursuant to sections 3.4.1 to 3.4.5 through a payment into the capital reserves of JV Europe. The Subordinated Note Amount shall not be due and payable in cash but shall be automatically converted into a subordinated note issued by Sachtleben to Rockwood Germany (the “Subordinated Note”) which note shall bear interest at the net interest rate applicable under the Refinancing (as defined in the Master Agreement), interest to be accrued and repaid together with the principal amount at the later of (i) 31 December 2010 and (ii) repayment being permitted under the Refinancing commitments.

3.3

Purchase Price for Rockwood TiO2 Business

The purchase price for the sale and transfer of the JV Europe Share B pursuant to section 2.1(d) amounts to a fixed amount of EUR 11,661.00 (the “JV Europe Share Transfer Receivable”) and shall be due and payable by Kemira to Rockwood Germany in cash on the Closing Date.

3.4

Settlement Actions

Subject to the condition precedent (aufschiebende Bedingung) of Closing occurring:

3.4.1

Kemira Germany hereby assigns (tritt ab) to Kemira the Oberhausen Asset Transfer Receivable in the amount of EUR 2,300,000.00 and Kemira hereby accepts such assignment.

3.4.2

Kemira hereby assigns (tritt ab) to JV Europe the Oberhausen Transfer Receivable in the amount of EUR 2,300,000.00 which shall be recorded as a contribution into the capital reserve (Einzahlung in die Kapitalrücklage) of JV Europe pursuant to section 272 para. 2 no. 4 German Commercial Code (HGB). JV Europe hereby accepts such assignment and takes note of (nimmt zur Kenntnis) the payment into its capital reserve.

3.4.3

Kemira hereby assigns (tritt ab) to Finnish HoldCo, and Finnish HoldCo hereby accepts such assignment, a fraction of the Kemira Share Transfer Receivable equal to

(a)

EUR 112,700,000.00; and

(b)

(i) plus the amount by which the aggregate amount of Existing Intercompany Receivables as defined in the Master Agreement (including the receivable resulting from the Kemira Dividend but excluding the Existing Intercompany Receivable owed by Kemira Inc. to JV US pursuant to section 2.2.1(c) of the Master Agreement) exceeds EUR 53,800,000.00; or (ii) minus the amount by which the aggregate amount of Existing Intercompany Receivables as defined in the Master Agreement (including the receivable resulting from the Kemira Dividend but excluding the Existing Intercompany Receivable owed by Kemira Inc. to JV US pursuant to section 2.2.1(c) of the Master Agreement) falls short of EUR 53,800,000.00 , as the case may be.

By way of example, if the Existing Intercompany Receivables amounted to EUR 54,000,000.00, then the resulting amount under this section 3.4.3(b) would be EUR 112,700,000.00 less EUR 53,800,000.00 plus EUR 54,000,000, i.e. EUR 112,900,000.00.

The fraction of the Kemira Share Transfer Receivable so assigned shall be recorded as a contribution into the capital reserve (Einzahlung in die Kapitalrücklage) of JV Europe pursuant to section 272 para. 2 no. 4 German Commercial Code (HGB). JV Europe hereby accepts such assignments and takes note of (nimmt zur Kenntnis) the payment into its capital reserve.

For the avoidance of doubt, it is hereby set forth that, as a result of the adjustment of the fraction of the Kemira Share Transfer Receivable to be assigned pursuant to section 3.4.3(b), the aggregate amount of (i) the Existing Intercompany Receivables of Kemira against Kemira TiO2 immediately after the Closing; and (ii) the remaining fraction of the Sachtleben Share Transfer Receivable against Finnish HoldCo retained by Kemira shall together always equal EUR 110,000,000.00.

3.4.4

Rockwood Germany hereby assigns (tritt ab) to JV Europe the Sachtleben Share Transfer Receivable in the amount of EUR 180,000,000.00, which shall be recorded as a contribution into the capital reserve (Einzahlung in die Kapitalrücklage) of JV Europe pursuant to section 272 para. 2 no. 4 German Commercial Code (HGB). JV Europe hereby accepts such assignment and takes note of (nimmt zur Kenntnis) the payment into its capital reserve.

3.4.5

As consideration for the shares of Kemira Inc. under the US Transfer Agreement Kemira shall receive an intercompany receivable against JV US in the amount of (i) EUR 7,000,000.00 less (ii) the Existing Intercompany Receivable described in section 2.2.1(c) (in such amount that is outstanding under this Existing Intercompany Receivable at Closing), representing the difference in valuation between its 39 per cent limited liability interest in JV US and the value of the Kemira Inc. Shares contributed by it, thus resulting in a total Intercompany Receivable of EUR 7,000,000.00 by Kemira against JV US and Kemira Inc.

3.5

Situation after Implementation Actions

Following the Closing having occurred, the US Transfer Agreement and the Master Agreement on the Closing Date and as further described in the Master Agreement,

(a)

Rockwood Germany’s Intercompany Receivables will consist of

(i)

an Intercompany Receivable in the amount of EUR 183,000,000.00 (being the result of a waiver of the exceeding part of the Existing Intercompany Receivable under the Master Agreement); and

(ii)

the Subordinated Note in the amount of EUR 2,900,000.00;

(b)

Kemira’s Intercompany Receivables will total EUR 117,000,000.00; of which

(i)

EUR 7,000,000.00 will be against JV US and Kemira Inc.; and

(ii)

the remaining EUR 110,000,000.00 will comprise of (x) the Existing Intercompany Receivables of Kemira against Kemira TiO2 immediately after the Closing; and (y) the remaining fraction of the Sachtleben Share Transfer Receivable against Finnish HoldCo retained by Kemira as it is going to be determined pursuant to section 3.4.3;

(c)

JV Europe’s intercompany receivables will amount to a total of EUR 0.00 (in words: zero) as a result of the transaction pursuant to section 3.4.3 and the JV Europe Share Transfer Receivable having been settled in cash.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Master Agreement if, for whatever reason, the amount of intercompany receivables of the Parties against the JV Group Companies will deviate from what has been outlined in this section 3.5, the Parties shall take all such actions and make or receive all such declarations in order to provide a situation which is, from an economical point of view, identical to the situation outlined in this section 3.5.

4.

KEMIRA OBERHAUSEN ASSETS

4.1

Assets Subject to Transfer

The Kemira Oberhausen Assets subject to the transfer pursuant to section 2 shall include

(a) the tangible assets, other movable property, stocks and including contracts and contract offers listed in Annex 4.1(a);

(b)

such other tangible assets, other movable property, stocks, contracts and contract offers owned by or acquired by or on behalf of the Oberhausen Business Unit, or otherwise supplied to the Oberhausen Business Unit from the Effective Date and until the Closing Date, except where

(i)

a predominant use of such asset was made by Kemira Affiliates (as defined below) outside the Oberhausen Business Unit and the continued use of such asset is either procured under a Transitional Service Agreement or otherwise provided free of charge to the TiO2 Pigments Business to the same extent such asset was used prior to the date hereof or will be used in line with current planning;

(ii)

such asset is listed in Annex 4.1(b)(ii); or

(iii)

such assets pursuant to Annex 4.1(b)(ii) include contracts and contract offers which are not included in Annex 4.1(a); or

(iv)

such contracts relate to Insurance Policies (as defined below).

(c) the Oberhausen IP Rights as defined in section 5.2.1; and

(d) liabilities

(i) specifically listed in Annex 4.1(d)(i) (without prejudice to employment-related liabilities, which shall solely be governed by section 17.6); and

(ii)

earn-out payments owed to Gerd Dahms payable after the Closing Date in an amount of up to EUR 233,333.00, provided, however, that Kemira Germany shall remain liable for any prior periods and exceeding payments;

provided, however, that

(e)

in respect of each of (a) to (d) and in order to avoid a double consideration of items, such items shall be deemed removed or added from or to the Kemira Oberhausen Assets, as the case may be, if and to the extent these items

(i)

have been sold and transferred, added, incurred or created between the Effective Date and the Closing Date other than through a Breach of the No Leakage Provisions (as defined below); or

(ii)

have been sold and transferred, added, incurred or created between the Effective Date and the Closing Date as a result of a Breach of the No Leakage Provisions if and to the extent such breach will be compensated pursuant to section 16; or

(iii)

have resulted in an actual adjustment of the Shareholding Split under the Master Agreement.

Any material changes shall be notified to Rockwood until five days before the Closing Date.

4.2

Provisions relating to the Kemira Oberhausen Assets

4.2.1

To the extent there is a reservation of title in favor of third parties attached to Kemira Oberhausen Assets (other than IP Rights and Know-How) or there has been a transfer of ownership of such assets by way of security (Sicherungsübereignung), the performance obligation in relation to the third party remains with the respective Kemira Affiliate. If the Kemira Affiliate fails to fulfill this obligation on or before the Closing Date, Kemira may, with the consent of JV Europe, do so (or procure that the Affiliate does so) no later than five days on which banks in Frankfurt am Main, Germany, and Helsinki, Finland, are generally open for business (a “Business Day”) following the Closing Date, provided that Kemira shall provide evidence of such fulfillment to JV Europe without undue delay (unverzüglich).

4.2.2

As used in this Agreement, with respect to a person or entity, “Affiliate” shall have the meaning given in section 15 et seq. of the German Stock Corporation Act (AktG), but

(a)

with respect to Rockwood Holdings, Rockwood, Rockwood Germany and Kemira shall exclude JV Group Companies (“JV Group Companies” defined as including only JV Europe, Sachtleben, Finnish HoldCo, Kemira TiO2, JV US, Sachtleben Corp, Kemira Inc. and Maybrook, Sachtleben Trading (Shanghai) Company Limited, each a “JV Group Company”) as well as JV Europe’s direct and indirect subsidiaries and shareholdings; and

(b)

with respect to the JV Group Companies shall exclude Rockwood Holdings, Rockwood, Rockwood Germany and Kemira and their Affiliates.

4.3

Transfer of Contracts and Contract Offers

Kemira hereby undertakes vis-à-vis JV Europe with effect as of the Closing Date to assign or secure the assignment of the contracts listed in Annex 4.3 to JV Europe (or at JV Europe’s election to any JV Group Company).

4.4

Transfer of Liabilities

To the extent the Kemira Oberhausen Assets include liabilities (collectively, the “Transferred Liabilities”)

(a)

JV Europe hereby undertakes to the obligor under such liability (i.e. Kemira or Kemira Germany) to assume such liability with effect as of the Closing Date and with a discharging effect.

(b)

Kemira and JV Europe jointly endeavor (and will cause their Affiliates to endeavor) to obtain the consent of those third parties who are creditors of the Transferred Liabilities. If it is not possible to obtain such consent or if this is not expedient (in the opinion of both Kemira and JV Europe), Kemira and/or Kemira’s Affiliate, as applicable, and JV Europe will – to the extent legally permissible – conduct themselves and treat each other inter se as if JV Europe had validly assumed the relevant liability with effect as of the Closing Date. In this case, Kemira and/or Kemira’s Affiliate, as applicable, will remain the nominal debtor in relation to third parties, but will internally fulfill the liability for the account of and on the instructions of JV Europe.

4.5	Each of Kemira and Kemira Germany and JV Europe, as the case may be, hereby accept any transfers or declarations as set out in section 4.

4.6

The Parties shall cooperate in good faith on the transfer or migration of any other services required by the Oberhausen Assets after the Closing Date, including, for the avoidance of doubt, IT services and payroll services.

5.

INTELLECTUAL PROPERTY RIGHTS

5.1

Definitions

5.1.1

“IP Rights” shall be defined as patents, utility models, domain names and trademarks as well as rights of use and enjoyment and rights of exploitation of works protected by copyright (including computer programs), of compilations (Sammelwerke) and data base works protected by copyright like independent works, as well as of industrial property and copyright protection rights (Leistungsschutzrechte) (including rights to data bases protected by copyright), including all rights acquired to identification marks through use, and the rights to the relevant applications for registration, irrespective of whether any such rights are registered and licenses thereto.

5.1.2

“Know How” shall be defined as the inventions, trade secrets, procedures, formulae and all technical, operational and commercial know-how (including machine-readable data) and other immaterial assets, irrespective of whether or not they can be registered, including all embodiments, such as drawings, notes, or documentation, and licenses thereto.

5.1.3

“Nanotechnology IP Rights” shall be defined as

	(a)	the IP Rights listed in Annex 5.1.3(a); and

(b)

the Know-How developed by Kemira Germany primarily relating to nanoemulsions and nanodispersions and the production thereof as well as related to the IP Rights pursuant to section 5.1.3(a) (the “Nanotechnology Know How”).

5.2

Transfer of IP Rights

5.2.1	The IP Rights and Know-How which transfer as part of the Kemira Oberhausen Assets (the “Oberhausen IP Rights”) pursuant to sections 2 and 4 shall include

	(a)	the IP Rights and Know-How listed in Annex 5.2.1(a); and

(b)

the IP Rights (if any) and Know-How owned or licensed by Kemira Germany that was used primarily by or relate primarily to the Kemira TiO2 Pigments Business in the year preceding the date of this Agreement.

For the avoidance of doubt, the Nanotechnology IP Rights shall not be the subject of the sale and transfers set forth in this Agreement but of a separate license agreement pursuant to section 5.3.1.

5.2.2

The assignment and transfer of the Oberhausen IP Rights shall be made with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date, provided that the assignment and transfer in rem (mit dinglicher Wirkung) shall be effected, subject to the condition precedent (aufschiebende Bedingung) of the Closing occurring, with effect as of the Closing Date, by virtue of a separate assignment and transfer agreement which was entered into by Kemira Germany and JV Europe on the date hereof, a copy of which is attached hereto as Annex 5.2.2, (the “Oberhausen IP Rights Transfer Agreement”).

5.2.3	Section 4.2.1 shall apply mutatis mutandis to the extent that the IP Rights or the Know-How are subject to third party rights securing obligations of Kemira and its Affiliates.

5.2.4

With respect to IP Rights and Know-How owned or licensed by either Kemira or Kemira Germany and their respective Affiliates and existing on the Closing Date that are not transferred under the Oberhausen IP Rights Transfer Agreement although such IP Rights and Know-How predominantly relate to the Kemira TiO2 Pigments Business and were either (i) predominantly used by or (ii) primarily belong to the Kemira TiO2 Pigments Business, Kemira or Kemira Germany and their respective Affiliates, as the case may be, on the one hand and JV Europe on the other hand will arrange for a transfer of such IP Rights and Know-How to JV Europe by virtue of a separate transfer agreement on terms and conditions that are substantially the same as those set forth in the Oberhausen IP Rights Transfer Agreement. To the extent such an IP Right or Know-How is only licensed, the relevant parties shall, to the extent this is permitted under the relevant license arrangement, agree on a transfer of such license or, if a transfer is not possible, grant a sub-license as available under such license, but with no less favourable terms and conditions as presently granted under the respective license arrangement.

5.2.5

With respect to IP Rights and Know-How owned or licensed by either Rockwood or Rockwood Germany and their respective Affiliates and existing on the Closing Date that were not transferred hereunder although the Parties agree that such IP Rights and Know-How predominantly relate to the Rockwood TiO2 Pigments Business and were predominantly used by the Rockwood TiO2 Pigments Business, section 5.2.4 shall apply mutadis mutandis.

5.3

Licenses and Back-License

5.3.1

To the extent IP Rights and Know-How that are (i) owned or licensed by Kemira and as applicable Kemira Germany and their respective Affiliates, (ii) existing on the Closing Date, and (iii) required to conduct the Kemira TiO2 Pigments Business substantially as conducted on the date of this Agreement were not transferred under section 5.2 because they do not predominately relate to the Kemira TiO2 Pigments Business, or are part of the

Nanotechnology IP Rights, Kemira and as applicable Kemira Germany hereby, grants subject to the condition precedent (aufschiebende Bedingung) of the Closing occuring, with effect as of the Closing Date, on the basis of a separate license agreement to be executed between Kemira and as applicable Kemira Germany on the one hand and JV Europe on the other hand on or prior to the Closing Date substantially in the form attached hereto as Annex 5.3.1, to JV Europe

(a)

a perpetual, exclusive, transferable (in whole or in part), fully paid-up license, with a limited right to grant sublicenses, to use such IP Rights and Know-How for the production, sale and marketing of (y) titanium dioxide pigments (including its applications) as well as by-products (such as copperas and filter salts) and (z) titanium dioxide-based products and services in the cosmetics industry, as well as

(b)

a perpetual, non-exclusive, transferable (in whole or in part), fully paid-up license, with a limited right to grant sublicenses, to use the Nanotechnology IP Rights for the production, sale and marketing of certain other than titanium dioxide based products and services in the cosmetic industry.

This license is not sub-licensable except to (i) JV Europe’s Affiliates (for as long as these are Affiliates) and (ii) customers as a protective licence and not granted for the generation of license fees. This license shall not extend to the Rockwood Water Business .

5.3.2

JV Europe and as applicable Kemira TiO2 hereby grant, subject to the condition precedent (aufschiebende Bedingung) of the Closing occurring, with effect as of the Closing Date and shall cause its Affiliates to grant, on the basis of a separate license agreement to be executed between JV Europe and Kemira on or prior to the Closing Date substantially in the form attached hereto as Annex 5.3.2-1, to Kemira (and as required its Affiliates) a perpetual, transferable (in whole or in part), fully paid-up license, with a limited right to grant sub-licenses, to use the IP Rights and Know-How listed in Annex 5.3.2-2 for Kemira’s or its respective Affiliate’s business outside the TiO2 Pigments Business, provided that such license shall (i) exclude the production, sale and marketing of titanium dioxide pigments, and (ii) be non-exclusive in relation to all other business fields. This licence is not sub-licensable except to (i) Kemira’s Affiliates (for as long as these are Affiliates) and (ii) customers as a protective license and not granted for the generation of license fees, but to afford protection to such third parties (e.g. customers that use products of the TiO2 Business).

6.

SHAREHOLDING IN POHJOLAN VOIMA OY

6.1

Kemira holds G6 shares (“G6 Shares”) in Pohjolan Voima Oy (“PVO”), the number of which corresponds to a total of approximately 59.2 per cent of the outstanding and issued

G6 Shares. As a shareholder, Kemira has the right to purchase a percentage corresponding to its G6 shareholding of the amount of electricity generated by the power plant operated by PVO’s subsidiary Porin Prosessivoima Oy (“PPV”) at favorable terms and conditions.

6.2

Kemira shall, subject to the condition precedent (aufschiebende Bedingung) of Closing occurring, use its rights as a shareholder of PVO and otherwise commercially reasonable efforts to procure that Kemira TiO2 shall remain able to purchase the electricity pursuant to section 6.1 through Kemira, at the terms available to holders of G6 Shares in PVO from time to time, currently as set out in the energy frame agreement and the energy supply agreement, dated 29 June 2007 between Kemira and Kemira TiO2 (the “Energy Agreements”).

6.3

Kemira shall, subject to the condition precedent (aufschiebende Bedingung) of Closing occurring, further use commercially reasonable efforts to effect a transfer of the G6 Shares to Kemira TiO2 as soon as reasonably practicable and at no cost (other than the costs of the transfer such as transfer taxes and stamp duty) to any JV Group Company and its direct or indirect subsidiaries.

6.4

Kemira shall be responsible for all investments into the power plant made or due until the end of 2007 in the amount of EUR 9,974,000.00 which will have been made in full by Kemira (directly or indirectly) and that the corresponding amount shall be owed by Kemira TiO2 to Kemira as part of the Existing Intercompany Receivables. Kemira shall not be responsible for any direct and indirect investments required from 1 January 2008 onwards.

7.

BUSINESS DOCUMENTS

7.1

Following Closing, Kemira and Kemira Germany and Rockwood and Rockwood Germany shall each provide to JV Europe the supplier and customer documents, business correspondence and other business documents, in particular the accounting documents that are necessary pursuant to commercial and Tax Law (collectively, the “Business Documents”) belonging or relating to or used by respectively the Kemira TiO2 Pigments Business and the Rockwood TiO2 Pigments Business, except to the extent

(a)

a Business Document is already available at one of the JV Group Companies or the Oberhausen Business Unit; or

(b)

where a Party is bound by any law, ordinance, statute, rule, regulation, code, judgment, decree, injunction, order, writ, ruling or other requirement of any governmental authority or applicable law (collectively, the “Law”) to retain originals of the Business Document, in which case complete and correct copies of such Business Document shall be made available.

7.2

Each Party may keep copies of Business Documents to the extent that these copies are necessary for the performance of this Agreement, for accounting purposes or as required by Law.

8.

TRANSITIONAL SERVICES

8.1

On the Closing Date, Kemira TiO2 and Kemira will execute transitional services agreements for the provision of the services and at the terms described in Annex 8.1-1 such terms including a fixed term until 31 December 2008 and JV Europe, Sachtleben, Rockwood Germany and Rockwood Germany will procure that Sachtleben Water will execute transitional services agreements for the provision of the services in accordance with section 8.2 such terms including a fixed term until 31 December 2008 (the “Transitional Service Agreements”). Should Kemira TiO2 or JV Europe, Sachtleben or Sachtleben Water require any of such transitional services after 31 December 2008, the Parties will negotiate in good faith on the extension of this term.

8.2

Should any services that (i) have been provided to Kemira TiO2, JV Europe, Sachtleben, Finnish HoldCo or Sachtleben Water as of the date hereof, and (ii) are required by Kemira TiO2, Sachtleben, JV Europe, Finnish HoldCo and or Sachtleben Water after the Closing Date have been omitted from the descriptions in Annex 8.1-1 or Annex 8.1-2, as the case may be, Kemira and Rockwood Germany hereby agree, and Rockwood Germany will procure that Sachtleben Water shall provide Kemira TiO2, Sachtleben, JV Europe, Finnish HoldCo or Sachtleben Water, respectively, with such services

(a)

to the same extent and under terms and conditions not less favorable than the terms and conditions under which such omitted services have been provided before the date hereof;

	(b)	subject to the same fixed terms as set forth in section 8.1, unless these could be replaced under commercially reasonable conditions; and

	(c)	in compliance with past practices, but at no higher cost than as reflected in Annex 1.5 of the Master Agreement (the “Financial Information and Valuation”).

This obligation shall also be a direct obligation for the benefit of Sachtleben Water (Vertrag zugunsten Dritter) to the extent these services are provided by Rockwood Germany, JV Europe or Sachtleben.

8.3

Kemira will provide information technology services until the information technology systems of Kemira TiO2 will be completely set up. The Parties will use commercially reasonable efforts to complete the set-up until 31 December 2008. Kemira TiO2 shall bear any additional costs of Kemira, if such set up is not completed prior to 1 January 2009.

9.

WARRANTIES

9.1

The Parties make the following representations and warranties:

(a)

Kemira hereby represents and warrants to Rockwood Germany the correctness and completeness of the statements under sections 9.2 through 9.16 and sections 12 and 13 with regard to Kemira TiO2, Kemira Inc., the Kemira TiO2 Shares, the Kemira Inc. Shares, the Maybrook Shares and the Kemira Oberhausen Assets;

(b)

Rockwood Germany hereby represents and warrants to Kemira the correctness and completeness of the statements under sections 9.2 through 9.15 and sections 12 and 13 with regard to Sachtleben, the JV Europe Share held by Rockwood Germany, the shares in Sachtleben held by Rockwood Germany and the shares in Finnish HoldCo held by JV Europe; and

(c)

Rockwood hereby represents and warrants to Kemira the correctness and completeness of the statements under sections 9.2 through 9.15 and sections 12 and 13 with regard to Sachtleben Corp and the Sachtleben Corp Shares

(each a “Warranty” and collectively, the “Warranties”), provided that,

(d) (i)

the Warranties shall in each case be made by means of an independent guarantee promise (selbständiges Garantieversprechen) as defined in section 311 para 1 of the German Civil Code (BGB), which – according to the Parties’ express intention – constitutes a promise that is made from the start only with the restricted content according to sections 9 through 13;

(ii)

references to the “Business” refers to (x) Kemira TiO2, the Kemira TiO2 Pigments Business and the Kemira Oberhausen Assets to the extent the Warranty or indemnity is given by Kemira and (y) the Rockwood TiO2 Pigments Business (excluding the Rockwood Water Business) as operated by JV Europe to the extent the Warranty or indemnity is given by Rockwood Germany and (z) the Rockwood TiO2 Pigments Business as operated by Sachtleben Corp to the extent the Warranty or indemnity is given by Rockwood;

(iii)

references to the “Transferred Company” refer to (x) Kemira TiO2 and Kemira Inc. to the extent the Warranty or indemnity is given by Kemira, (y)

Sachtleben excluding the Rockwood Water Business and, solely for the purposes of section 9.2, JV Europe and Finnish HoldCo to the extent the Warranty or indemnity is given by Rockwood Germany and (z) Sachtleben Corp and, solely for the purposes of section 9.2, JV US to the extent the Warranty or indemnity is given by Rockwood;

(iv)

references to a “US Transferred Company” refer to (x) Kemira Inc. to the extent the Warranty or indemnity is given by Kemira and (y) Sachtleben Corp to the extent the Warranty or indemnity is given by Rockwood;

(v)

references to a “Warranting Party” refer to (x) Kemira to the extent the Warranty or indemnity is given by Kemira, (y) Rockwood Germany to the extent the Warranty or indemnity is given by Rockwood Germany and (z) Rockwood to the extent the Warranty or indemnity is given by Rockwood. The Warranties and indemnities are given solely between Rockwood Germany and Rockwood on the one hand and Kemira on the other hand and do not constitute an agreement for the benefit of a third party (Vertrag zu Gunsten Dritter) unless otherwise expressly set out below; and

(vi)

the Warranties and indemnities are given as of the date of this Agreement and as of the Closing Date, except where the Warranty (x) is given to “best knowledge” in the meaning of section 10.2, in which case such Warranty shall be given as of the date of this Agreement and (y) is expressly made with reference to a specific point in time, in which case the Warranty is given as per such point in time.

9.2

Status, Title and Authority

9.2.1

The execution of this Agreement and the consummation of the Transaction (i) have been duly authorized by all necessary corporate actions on part of the relevant Transferred Company and (ii) will not violate or conflict with the constitutional documents of the relevant Transferred Company or any permit, license or order of a court or regulatory body.

9.2.2

The Transferred Company (i) is duly organized, validly existing and (where such concept applies) in good standing under the Laws of the jurisdiction in which it was organized, (ii) is qualified to do business and (where such concept applies) in good standing in each jurisdiction where the conduct of its business requires it to be so qualified and (iii) holds all requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business operations as they are now being conducted.

9.2.3

The Warranting Party holds the sole, full and unencumbered ownership in the shares in the Transferred Company and in the Business and has the full power and authority to sell and transfer all rights related to the Business. The Warranting Party is free to dispose of all rights related to the Business without the consent of third parties or has previously obtained such consent. There exist no rights in rem or any other third-party rights in or with regard to the Business, with the exception of retention of title rights granted to suppliers (Eigentumsvorbehalte zugunsten von Lieferanten) customary in the industry of the Business and made in the ordinary course of business.

9.2.4

(a)

The Kemira TiO2 Shares, Kemira Inc. Shares, Maybrook Shares, Sachtleben Shares, JV Europe Share, the JV US Interests and the Sachtleben Corp Shares, as the case may be, have or has been legally and validly issued and fully paid up and

(i)

with respect to the Kemira TiO2 Shares, represent 100 per cent of the issued and outstanding shares in Kemira TiO2;

(ii)

with respect to the Kemira Inc. Shares, represent 100 per cent of the issued and outstanding shares in Kemira Inc.;

(iii)

with respect to the Maybrook Shares, represent 100 per cent of the issued and outstanding shares in Maybrook;

(iv)

with respect to the Sachtleben Shares represent 100 per cent of the issued and outstanding shares in Sachtleben;

(v)

with respect to the JV Europe Share, represents 100 per cent of the issued and outstanding shares in JV Europe;

(vi)

with respect to the JV US Interests, represent 100 per cent of the issued and outstanding limited liability interests in JV US;

(vii)

with respect to the Sachtleben Corp Shares, represent 100 per cent of the issued and outstanding shares in Sachtleben Corp; and

(viii)

with respect to the shares in Finnish HoldCo held by JV Europe represent 100 per cent of the issued and outstanding shares in Finnish HoldCo.

(b)

All of

(i)

the Kemira TiO2 Shares and the Kemira Inc. Shares are owned by Kemira;

(ii)

the Maybrook Shares are owned by Kemira Inc.;

(iii)

the Sachtleben Shares are owned by Rockwood Germany;

(iv)

the Sachtleben Corp Shares are owned by Rockwood;

(v)

the JV Europe Share is owned by Rockwood Germany;

(vi)

the shares in Finnish HoldCo are owned by JV Europe; and

(vii)

the JV US Interests are owned by Rockwood;

and in each case will be free and clear of any security interests, pledges, liens, encumbrances, options or similar rights or interests as of the Closing Date. Contributions in kind have full intrinsic value. No hidden contributions in kind have been made and contributions have not been repaid. There are no outstanding duties to make additional contributions.

(c)

This section 9.2.4 is warranted by

(i)

Kemira with respect to the Kemira TiO2 Shares, the Kemira Inc. Shares and the Maybrook Shares only;

(ii)

by Rockwood Germany with respect to the JV Europe Share, the Sachtleben Shares and the shares in Finnish HoldCo held by JV Europe only; and

(iii)

by Rockwood with respect to the Sachtleben Corp. Shares and the JV US Interests only.

9.2.5

There is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (x) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock or other equity interests of the Transferred Company or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interests in the Transferred Company or (y) obligates the Transferred Company to grant, offer or enter into any of the foregoing. No shareholder, member or other person or entity holding an equity interest of the Transferred Company or any other person or entity is entitled to any preemptive or similar rights to subscribe for shares of capital stock or other equity interests of the Transferred Company.

9.2.6

There exist no participations, including silent participations or sub-participations, in the Transferred Company other than those listed in Annex 9.2.6, and there exist no conditional obligations or binding offers concerning the creation of such participations. There are no trust agreements or similar agreements in relation to the Business, nor are there obligations in relation to shareholders or similar rights (e.g. a voting trust or participation in profits).

9.2.7

The Transferred Company does not hold any interests – including in the form of a silent participation or sub-participation – in any other enterprises and is also not obliged to acquire any such interests, except (i) as specified in Annex 9.2.7 or (ii) in the case of Kemira Inc., the Maybrook Shares or (iii) in the case of JV Europe, the shares in Finnish HoldCo.

9.2.8

On the day following the Closing Date, the Transferred Company is not subject to any control agreement, profit and loss transfer agreement or other enterprise agreement as defined in sections 291 et seq. of the German Stock Corporation Act (AktG).

9.2.9

The Transferred Company is neither over-indebted nor insolvent under applicable Laws and no bankruptcy, composition, insolvency or winding-up proceedings have been commenced against the assets of the Transferred Company, nor has a petition been filed for the commencement of bankruptcy, composition, insolvency or winding-up proceedings with respect to the Transferred Company and/or its assets, nor are there any reasons to commence or file for such proceedings, and the Transferred Company have not entered into debt settlement arrangements in financial distress with third parties. There are no circumstances that could justify the avoidance of the transfer of the Business pursuant to the provisions of the German Insolvency Code (Insolvenzordnung) and/or the German Avoidance Act (Anfechtungsgesetz).

9.2.10

Kemira and Rockwood, as applicable, has and shall transfer to JV US on the Closing Date, good, valid and marketable title to the Kemira Inc. Shares or the Sachtleben Corp Shares, as applicable, free and clear of any security interests, pledges, liens, encumbrances, options or similar rights or interests.

9.3

Accounting, Annual Accounts and Profit Distributions

9.3.1

The Transferred Company’s audited annual accounts for the financial years 2005 through 2007 (the “Audited Annual Accounts”) have been prepared in compliance with the applicable accounting principles: with respect to (i) Kemira TiO2, the International Financial Reporting Standard (IFRS); (ii) the Oberhausen Business Unit and Sachtleben, the generally accepted accounting principles in Germany; and (iii) the US Companies, generally accepted accounting principles in the United States as in effect from time to time (the “Accounting Principles”), in each case as consistently applied by the Transferred Company; provided that, if there is a conflict between such practices and the relevant generally accepted accounting principles, the relevant generally accepted accounting principles shall prevail. The Audited Annual Accounts are true, complete and correct in all material respects and truly and correctly reflect in all material respects the results of the

Transferred Company’s operations, financial condition and assets and liabilities as at 31 December 2007 (the “Balance Sheet Date”).

9.3.2

The provisions made for any liabilities on the Audited Annual Accounts are, according to the Accounting Principles, sufficient and adequate.

9.3.3

There are no resolutions on the appropriation of profits except for (i) those that have previously been implemented by distribution and/or (ii) those contemplated by and made in connection with the execution of this Agreement or the Master Agreement, in particular the Kemira Dividend. No provisional or hidden distributions of profits or other payments to shareholders and/or members of corporate organs have been made. No hidden reserves have been dissolved or withdrawn, except in each case in the ordinary course of business consistent with past practice.

9.4

Assets

9.4.1

With the exception of retention of title rights granted to suppliers (Eigentumsvorbehalte zugunsten von Lieferanten) customary in the industry, the Transferred Company and, with regard to the Kemira Oberhausen Assets, Kemira and/or Kemira’s Affiliate, as applicable, has full and unencumbered title, or is otherwise entitled to use, all assets whether tangible or intangible, that are of more than minor importance to the Business as it is currently conducted (each an “Asset” and, collectively, the “Assets”).

9.4.2

No Asset is subject to any security interest, any charge or any other encumbrance of any third party (including, as applicable, for the benefit of Rockwood Germany or Kemira), except for retention of title rights customary in the industry or (i) liens for Taxes, assessments and other governmental charges that are not due and payable and that may thereafter be paid without penalty, (ii) the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business or (iv) security interests, charges and other encumbrances as set forth in Annex 9.4.2-1 (the “Permitted Liens”). None of the Transferred Company, Kemira or Kemira’s Affiliate, as applicable, is obligated to grant any such security interests, charges, encumbrances or similar rights, except as set forth in Annex 9.4.2-2; in particular, except for Permitted Liens, no third party has any claims to such security interests, charges or encumbrances and the power of the Transferred Company, Kemira and Kemira’s Affiliate, as applicable, to dispose of Assets is not limited in any way.

9.4.3

Unless they are of minor importance to the Business, the Assets (i) are in good working order ordinary wear and tear excepted, (ii) have been maintained and repaired on a regular basis and, (iii) if taken together, are sufficient to conduct the Business as it was conducted before the date of this Agreement.

9.4.4

As of the Closing Date, no US Company shall have any assets, obligations, liabilities or commitments other than assets, obligations, liabilities and commitments relating to or arising from the conduct of the Business.

9.5

Real Estate

9.5.1

The Transferred Company is the owner of all of the real estate specified in Annex 9.5.1-1 (the “Owned Properties”) and uses, in connection with the Business, the real estate specified in Annex 9.5.1-2 (the “Used Properties”, together with the Owned Properties, each a “Property” and collectively, the “Properties”). Apart from the Owned Properties, the Transferred Company does not own any real estate or rights equivalent to real estate (grundstücksgleiche Rechte), nor is the Transferred Company obliged to acquire any further real estate or rights equivalent to real estate (grundstücksgleiche Rechte).

9.5.2

The Owned Properties are not subject to any security interest, any charge or any other third-party encumbrance (including, as applicable, for the benefit of Rockwood Germany or Kemira), except Permitted Liens or as set forth in Annex 9.5.2-1. The Transferred Company is not obligated to grant any such security interests, charges, encumbrances or similar rights, except as set forth in Annex 9.5.2-2; in particular, there are no security interests, charges or other encumbrances that have not yet been registered in the relevant land register or in the relevant register of public charges, no third party has any claims to such security interests, charges or encumbrances, and the Transferred Company’s power to dispose of the Owned Properties is not limited in any way, except, in each case, for Permitted Liens.

9.5.3

Annex 9.5.3-1 contains a true, accurate and complete list of all particulars (including address, name of lessor, name of lessee, size, annual amount of lease payments, term and termination) of all agreements relating to Used Properties (each a “Lease” and collectively, the “Leases”). No party to any Lease has committed a material violation of such Lease that would give the other party the right to prematurely terminate such Lease, and no lessor under any Lease has given notice of termination regarding such Lease. None of the Transferred Company, the Warranting Party or the Warranting Party’s Affiliates, as applicable, has received any notice that it is in default with regard to payments or any other obligations owed under any Lease except as described in Annex 9.5.3-2.

9.5.4

All development and construction carried out by or on behalf of the Business in relation to each Property has been done in accordance with all applicable safety Laws except where such non-compliance would not have a material adverse impact on the Business. The current use of each Property conforms to all applicable safety Laws, except where such non-compliance would not have a material adverse impact on the Business. The construction of all buildings and other premises on the Properties has been approved by the relevant authorities and such approvals have not been revoked and are either unconditional or were subject only to conditions that have been satisfied such that nothing further remains to be done thereunder except where such revocation and/or non-fulfillment of such condition would not have a material adverse impact on the Business. Any such failure, non-compliance, revocation or non-fulfillment is considered to have a material impact on the Business, if it either (i) could potentially lead to any restriction, closure or suspension of the Business or (ii) capital expenditures above EUR 500,000.00.

9.6

Intellectual Property Rights

9.6.1

The Transferred Company is entitled to use the IP Rights and Know-How that are material for carrying out the Business substantially in the same manner as conducted by the Transferred Company of the date hereof (the “Material IP Rights”).

9.6.2

Annex 9.6.2 contains a complete and correct list of all registered IP Rights or pending applications thereof (the “Registered IP Rights”) of the Transferred Company and, with regard to Kemira’s TiO2 Pigments Business, the Oberhausen IP Rights. Annex 9.6.2 correctly indicates the nature, the registration or application number, the application date, the registered owner or applicant of the Registered IP Rights and the jurisdictions in which such Registered IP Rights have been registered or applied for.

9.6.3

Except for the IP Rights listed in Annexes 5.1.3 and 5.2.1(a) Kemira Germany does not own or has owned in the year prior to the date hereof any patents (and has not applied for any) that were developed by the Oberhausen Business Unit and that are material for Kemira’s TiO2 Business.

9.6.4

Except as specified in Annex 9.6.4, no Registered IP Rights or Material IP Right are licensed to any third party. Annex 9.6.4 contains a list of all contracts, in particular license agreements, with regard to the Registered IP Rights that is complete and correct in all material respects.

9.6.5

Except as specified in Annex 9.6.5, the Registered IP Rights are not subject to any pending or, to the Warranting Party’s best knowledge, threatened proceedings for opposition, cancellation, revocation or limitation. The payment of fees due and all other measures necessary to maintain the Registered Material IP Rights have been undertaken completely and in good time.

9.6.6	To the Warranting Party’s best knowledge, the activities of the Business and the IP Rights of the Business do not infringe any third-party IP Rights or other third-party rights.

9.6.7

To the Warranting Party’s best knowledge, all compensation and fees for employee inventions of any of the employees of the Business have been paid when due and, if not mandatory under applicable Law, such employees of the Business have validly assigned or agreed to assign any rights to their inventions to the Business, except as otherwise described in Annex 9.6.7.

9.7

Business Operations

9.7.1

The Business does not infringe any third-party rights under public or civil law, except where such infringement cannot be expected to have a material effect on the operation of the business.

9.7.2

Except as set out in Annex 9.7.2, no claims for damages based on defective products or co-products (including, but not limited to, filter salt and copperas) (i) with a value of more than EUR 250,000.00 in an individual case or (ii) for serial defects (Serienschaden) have been asserted or threatened against the Business during the five years immediately preceding the date of this Agreement, nor have any preliminary investigations under criminal or public Law been instituted against the Business or the employees, executives and/or members of corporate bodies of the Business in connection with defective products or serial defects (Serienschaden) and there is no indication that any such claims may be asserted or investigations instituted.

9.8

Governmental Authorizations and Compliance with Laws

9.8.1

Other than environmental permits, licenses, consents, concessions, approvals and other public law legal positions, which are solely subject to section 13.2, the Business holds all permits, licenses, consents, concessions, approvals and other public law legal positions required under applicable Laws for the operation the Business (collectively, the “Permits”) and the Business is conducted in accordance with the Permits, including any ancillary provisions, and in compliance with all applicable Laws, in particular provisions on employment safety and environmental protection, unless the failure to hold the Permits or the non-compliance with the Permits would not have a material impact on the Business and would not result in expenditures or liabilities of more than EUR 250,000.00. There is no indication that the Permits will expire or be withdrawn, revoked, restricted or altered (in particular by imposition of obligations) or otherwise negatively affected by the consummation of the Transaction. There are no unsettled complaints by the competent public authorities or employers’ liability insurance associations with an amount in dispute above EUR 100,000.00. In addition, other third parties – in particular neighbors – have not lodged complaints or asserted claims in relation to the Business operations or parts thereof.

9.8.2

The Transferred Company maintains all material Permits that belong to the Business from an economic point of view and are necessary or exist for the operation of the Business. The consummation of the Transaction will not result in the cancellation, termination, revocation, modification, suspension, restriction, limitation of or other change to any such Permits that will have a material impact on the operations of the Business.

9.8.3

The Business is currently and has in the past in all material respects been conducted in compliance with applicable Laws.

9.9

Subsidies

9.9.1

Annex 9.9.1 contains a true and complete list of all public grants and subsidies applied or, received and used by the Transferred Company that provide for any ongoing obligation of the Company, including site or employment guarantees.

9.9.2

The Transferred Company has applied for, received and used public grants and subsidies only in accordance with the applicable legal provisions and in compliance with the orders, conditions and obligations of any relevant public authority. Neither the consummation of the Transaction nor any other circumstances currently in existence require the repayment or will lead to the acceleration of the repayment of all or part of such grants or subsidies.

9.10

Personnel Matters

9.10.1

Annex 9.10.1 contains a list of all current service contracts of the Transferred Company’s managing directors or officers, as applicable, and members of the Transferred Company’s supervisory board or board of directors, as applicable, in their function as such and all additional agreements concluded with or offered to them, and all other benefits owed, paid or offered to them by such Transferred Company, including, but not limited to, profit participations, bonuses, option rights, premiums and profit-based bonuses.

9.10.2

Annex 9.10.2 contains a list of all employees of the Transferred Company (a) with an annual salary of more than EUR 100,000.00 (including bonuses and performance-based payments) or (b) who are domiciled (i) outside Germany with respect to the Rockwood TiO2 Pigments Business and (ii) outside Finland with respect to the Kemira TiO2 Pigments Business and the Kemira Oberhausen Assets.

9.10.3

Annex 9.10.3-1 contains a true and complete list of all employees of the Business that were laid off during the last twelve months and which the Business may be required under applicable Law to rehire in case any new employees are hired by the Business. Except as specified in Annex 9.10.3-2, the Business has no liabilities towards retired members of corporate bodies or laid-off employees.

9.10.4

Except as specified in Annex 9.10.4, there are no agreements or promises regarding special rights (in particular special termination rights, bonus payments or other benefits) in connection with, arising from or triggered by a change of shareholders.

9.10.5

The Business is not a member of any employers’ association and is not subject to any collective bargaining agreements, including any collective bargaining agreements that may cover employees of any US Transferred Company and collective bargaining agreements declared to be generally binding, except as specified in Annex 9.10.5.

9.10.6

Annex 9.10.6-1 contains a list of all shop agreements that are applied at the Business. Except for the reconcilements of interests (Interessenausgleiche) and the social plans (Sozialpläne) listed in Annex 9.10.6-2, there are no agreements, promises or other obligations of the Business to be fulfilled for past, current or future restructurings or other operational changes.

9.10.7	Annex 9.10.7 contains a list of all agreements and promises at the Business regarding benefits from the company pension schemes. All agreements and promises comply with applicable Law.

9.10.8	Annex 9.10.8 contains a list of all obligations of the Business based on customary business practice (betriebliche Übung).

9.10.9

Annex 9.10.9 contains a list of all collective and individual promises, agreements, plans, schemes, regulations or other arrangements or understandings that restrict the Business’ right of termination beyond the statutory regulations (e.g. regulations on protection against rationalization).

9.10.10

Annex 9.10.10 contains a complete list of all stock options granted by the Business including the names of the persons entitled to, the number of and the value of such stock options at the time of their issuance.

9.10.11

To the extent required by applicable Law and the Accounting Principles, appropriate provisions have been made in the Audited Annual Accounts, for the full amount of present and future liabilities in respect of pension undertakings to be paid to current or former managing directors, or to officers or other employees of the Business. All statutory contributions in respect of pension undertakings to current or former managing directors, or to officers or other employees engaged in the Business have been made when due.

9.10.12

The Business is not a party – be it as plaintiff, defendant or otherwise – to any court, arbitration or public authority proceedings involving employees, managing directors, works councils, trade unions or other employee representatives and, to the best knowledge of the

Warranting Party, the US Transferred Company is in compliance in all material respects with all applicable US federal, state and local Laws respecting employment, occupational safety and health, employment practices, terms and conditions of employment and wages and hours of employment with respect to the current and former employees of the US Transferred Companies, except as specified in Annex 9.10.12 or where such non-compliance would not have a material adverse impact on the relevant US Transferred Company.

9.10.13

Annex 9.10.13 contains a complete list of all “employee benefit plans” within the meaning of section 3(3) of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”), all other employee benefit plans, arrangements or policies (including, without limitation, any equity, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation, holiday, disability, unemployment, severance, or employee loan arrangement or policy), all employment, indemnification, consulting, retention, severance or change of control agreements, in each case, that is sponsored or maintained by the US Transferred Company or to which the US Transferred Company or any of its respective Affiliates contributes or is required to contribute on behalf of current or former employees, consultants or directors of the US Transferred Company or their beneficiaries or dependents, whether or not written (“US Benefit Plans”). Neither the US Transferred Company nor any of its Affiliates has communicated to present or former employees of the US Transferred Company or formally adopted or authorized any additional US Benefit Plan or any material change in or termination of any existing US Benefit Plan. Except as would not be reasonably expected to have a material adverse effect on the US Transferred Company, each US Benefit Plan has been construed, operated and administered in accordance with its terms and all applicable Laws. Each US Benefit Plan intended to be Tax-qualified under section 401(a) of the of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), has received a favorable determination letter from the U.S. Internal Revenue Service as to its Tax-qualified status under the IRC and nothing has occurred since the date of such favorable determination letter that would adversely affect the qualified status of such plan.

9.10.14

No US Benefit Plan is a pension plan subject to Title IV of ERISA, or a multiemployer plan within the meaning of section 3(37) of ERISA, and the US Transferred Company does not have any outstanding liabilities with respect to any such plan previously maintained or contributed to by such US Transferred Company.

9.10.15

Except as would not be reasonably expected to have a material adverse effect on the US Transferred company, there are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any US Benefit Plan that could give rise to a material liability, or to the best knowledge of the Warranting Party, threatened, and the

Warranting Party has no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits). No US Benefit Plan is currently under governmental investigation or audit and, to the best knowledge of the Warranting Party, no such investigation or audit is contemplated or under consideration.

9.10.16

No event has occurred and no condition exists with respect to any US Benefit Plan which could reasonably be expected to subject the US Transferred Company, or any of its employees, agents, directors or affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for breach of fiduciary duty, a “prohibited transaction”, within the meaning of section 406 of ERISA or section 4975 of the IRC, or a material tax, penalty or fine under section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the IRC.

9.10.17

No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any Affiliate of the US Transferred Company that could subject the US Transferred Company or any of its employees, directly or indirectly (through indemnification or otherwise), to material liability, including, without limitation, liability under section 412, 4971 or 4980B of the IRC or Title IV of ERISA.

9.10.18

Except as set forth in Annex 9.10.18, neither the execution of this Agreement nor the consummation of the Transaction will (i) increase the amount of benefits otherwise payable under any US Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the US Transferred Company. No payment or series of payments that would constitute a “parachute payment” (within the meaning of section 280G of the IRC) has been made or will be made by the US Transferred Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the Transaction.

9.11

Material Agreements

9.11.1

Annex 9.11.1 contains a list of all Material Agreements. “Material Agreements” shall mean any of the following written or oral agreements, contracts and arrangements, in each case, as amended from time to time:

(a)

agreements for joint ventures, strategic alliances;

(b)

credit agreements with the Transferred Company as a lender or borrower;

(c)

loans, guarantees, suretyships, letters of comfort, performance or warranty bonds and similar instruments in each case (i) issued by any third party, including, without limitation, the Warranting Party or the Warranting Party’s Affiliates, or the Transferred Company, to secure any indebtedness or other obligation of the Business or (ii) issued by the Transferred Company to secure any indebtedness or other obligation of a third party including, without limitations, the Warranting Party or the Warranting Party’s Affiliates;

(d)

forward sales or purchases, futures, financial swaps, options and other financial derivates and combinations thereof;

(e)

all intra-group agreements not at arm’s length and not in the ordinary course of business;

(f)

non-compete covenants or other restrictive agreements entered into by the Transferred Company that may restrict the Transferred Company from operating its business as before the date of this Agreement in line with the Transferred Company’s business plan or restrict the ability of the Transferred Company to compete in any line of business;

(g)

any agreement relating to any merger, acquisition or disposal, amalgamation or consolidation or reorganization involving the Business during the last two years or older if there are ongoing contractual obligations;

(h)

any financial lease agreement entered into by the Transferred Company involving an annual lease in excess of EUR 250,000.00;

(i)

any factoring agreement or any other sale of receivable entered into by the Transferred Company;

(j)

agreements to sell or otherwise dispose of any fixed assets with a fair market value or a replacement value in excess of EUR 250,000.00;

(k)

Energy Agreements and agreements with suppliers or customers whose business with the Business exceeded an aggregate volume of EUR 200,000.00 in the year 2007 or are expected or budgeted to exceed such volume in 2008;

(l)

agreements containing minimum purchase requirements in excess of EUR 2,000,000.00 per year; and

(m)

rental, lease and other agreements concerning the use of Assets in connection with the Business and involving an annual financial burden of more than EUR 100,000.00 in each individual case.

9.11.2

All of the Material Agreements are in full force and effect and no notices of termination have been given or received in writing or, to the Warranting Party’s best knowledge, orally, and to the Warranting Party’s best knowledge, the Business is not in material default under any Material Agreement and no notices of termination have been given or received.

9.11.3

There are no Material Agreements that could reasonably be expected to impede the consummation of the Transaction. No loan or other indebtedness will be repayable upon the consummation of the Transaction.

9.11.4

All Material Agreements entered into between the Business and the Warranting Party or any Affiliate of the Warranting Party have been entered into at arm’s length.

9.12

Suppliers and Customers

Annex 9.12 contains a list of the Business’ ten largest suppliers and of the ten largest customers in the financial year 2007 and a list of all those suppliers of the Business for whose goods and services no alternative source of supply at comparable conditions exists. To the Warranting Party’s best knowledge, there is no reason to assume that any of these suppliers or customers will substantially reduce the extent of their business with the Business.

9.13

Insurance

9.13.1

Annex 9.13.1-1 contains a list of all insurance policies used in, taken out by, relating to or for the benefit of the Business (each an “Insurance Policy” and, collectively, the “Insurance Policies”), which (i) are maintained at group level or (ii) relate to property damages, business liabilities and environmental liabilities, in each case including the name of the insurance provider, the name of the insured, the insured risk, the policy number, the date of issuance, the term, the maximum amount of coverage, the amount of any deductible and to the extent taken out by the respective Transferred Company and not maintained at group level, the annual premium. Annex 9.13.1-2 contains a list of all Insurance Policies where coverage will terminate or reduce upon or as a result of the consummation of the Transaction.

9.13.2

The Insurance Policies provide coverage that is (i) customary in the Business’ industry both with respect to scope and nature and (ii) adequate under any contractual or mandatory insurance requirement applicable to the Business. Each Insurance Policy is in full force and effect and was in full force and effect during the periods of time that such Insurance Policy was purported to be in effect, is valid, existing and binding and all premiums due thereon have been timely paid (subject to changes made in the ordinary course of business that did not materially reduce the coverage thereunder). The Business has not received any notices of termination or cancellation with respect to any Insurance Policy and the consummation of the Transaction will not result in the termination of any Insurance Policy, except as described in Annex 9.13.2.

9.13.3

Annex 9.13.3 sets forth all outstanding claims made under the Insurance Policies. To the Warranting Party’s best knowledge, there are no circumstances or facts that would entitle the Business to make any additional claims against any insurance provider under any Insurance Policy in excess of EUR 100,000.00.

9.14

Legal Disputes

The Transferred Company is not a party – as plaintiff, defendant or otherwise – to any court, arbitration or public authority proceedings involving a value in dispute of more than EUR 100,000.00 in an individual case, except as specified in Annex 9.14. The aggregate amount of the values in dispute in all proceedings to which the Transferred Company is a party and which are not listed in Annex 9.14 does not exceed EUR 250,000.00. There is no indication that any additional court, arbitration or public authority proceedings will be commenced after the date of this Agreement.

9.15

No Bribery or Corruption, Compliance with U.S. Sanctions

9.15.1

To the Warranting Party’s best knowledge, during the 10 years immediately preceding the date of this Agreement, no employee of the Transferred Company nor any third party acting on behalf of the Transferred Company has, in violation of the applicable Law:

(a)

offered, promised or granted, directly or indirectly, any benefit (e.g. bribes, payments in kind or kick-backs) to any person (e.g. a natural or legal person or his/her/its representative(s)), in return for obtaining unfair favorable treatment vis-à-vis competitors in the supply of goods or commercial services, or, to the best of the Warranting Party’s best knowledge, demanded, allowed him- or herself to be promised or accepted such benefit for him- or herself or a third party for the purpose of obtaining unfair favorable treatment vis-à-vis competitors in the supply of goods or commercial services;

	(b)	offered, promised or granted, directly or indirectly, any benefit (cf. section 9.15.1(a)) to a public official, a person with special public service obligations or any other person who performs public functions, to or for that person or a third person, in return for the fact that he/she performed or will in future perform an official act;

	(c)	made any unlawful political donations; and/or

(d)

otherwise used the Transferred Company’s funds for illegal purposes in connection with the Business that could expose the Transferred Company or its shareholders to the risk of the imposition of a penalty or fine (Geldstrafe oder Geldbuße) payable by, or that could lead to an imposition of an obligation upon, or a loss for, the Transferred Company or its respective shareholders.

9.15.2

The Business and the Transferred Company is in compliance with (i) all relevant sanctions and regulations promulgated by the Office of Foreign Asset Control of the U.S. Department of the Treasury, (ii) all relevant resolutions or directives of the United Nations and (iii) the relevant Laws of the European Union. In addition to the foregoing, the business operations do not include any business relations with Cuba, Iran, Syria or North Korea or with any person or entity included in the list of specially designated nationals and blocked persons of the Office of Foreign Asset Control of the U.S. Department of the Treasury except as disclosed in Annex 9.15.2.

9.16

Warranties Specific to Kemira

Each of the Kemira TiO2’s Finnish pension fund Kemira Pigments Oy:n eläkesäätiö and Kemira TiO2’s Finnish sickness fund that manages, inter alia, mandatory benefits in lieu of the competent Finnish governmental authority (Kansaneläkelaitos), is fully funded as per December 31, 2007.

10.

SUPPLEMENTARY PROVISIONS REGARDING THE WARRANTIES

10.1

The Warranties together with their annexes also apply – to the extent required, mutatis mutandis – to the Transferred Company’s consolidated Affiliates listed in Annex 10.1-1. With respect to the Transferred Company’s non-consolidated Affiliates listed in Annex 10.1-2, all Warranties are given to the best knowledge of the Warranting Party in the meaning of section 10.2 only and without any obligation to make any further enquiry.

10.2

Warranties that are given to the Warranting Party’s “best knowledge” are given to the actual knowledge of the present members of Kemira’s, Rockwood Germany’s or Rockwood’s managing directors / board or directors, as applicable, as of the date of this Agreement.

10.3	Except where otherwise expressly set forth in this Agreement, the Affected Party (as defined below) shall only be entitled to raise claims under the Warranties if and to the extent the matter to which the claim relates is not disclosed in this Agreement, the Master Agreement, the JV Agreement or their respective annexes. Section 442 of the German Civil Code (BGB) does not apply. For the sake of clarity, the Parties hereby acknowledge that disclosure of any matter in any context other than in this Agreement, the Master Agreement, the JV Agreement or their respective annexes (e.g. disclosure solely in a data room) is not sufficient to bar an Affected Party (as defined below) from raising a claim under the Warranties.

10.4

To the extent that Warranties are limited by the disclosure of facts in the relevant Warranty or in an Annex to this Agreement to which it expressly refers, the respective limitation applies only to the Warranty to which it specifically relates.

11.

REMEDIES

11.1

If one or more Warranties are incorrect and/or incomplete, then the Party to which such Warranty was given (the “Affected Party”) is in each case entitled to demand from the Party breaching such Warranty (the “Breaching Party”) that the warranted situation be provided.

11.2

If the Affected Party demands remedy of the warranted situation and (i) the warranted situation is not fully provided by the Breaching Party within a reasonable period, but in any case within four weeks after receipt of the warranty remedy demand, (ii) remedy of the warranted situation turns out to be impossible or inexpedient from the Affected Party’s reasonable point of view, or (iii) the Breaching Party refuses remedy of the warranted situation for any reason, then the Affected Party is entitled to demand payment of damages from the Breaching Party to the respective JV Group Company affected by the breach in the amount needed for remedy of the warranted situation and/or for compensation of other losses, such losses specifically excluding:

(a)

consequential damages (Folgeschäden), lost profits (entgangener Gewinn), internal administration and overhead costs;

(b)

amounts for which specific accruals (Rückstellungen) have been included in the Annual Audited Accounts;

(c)

amounts that have been specifically taken into consideration in the evaluation of the Transaction as set out in the Financial Information and Valuation (and deducted from the EBITDA or enterprise value); and

	(d)	amounts that are compensated pursuant to section 16 (Locked Box Concept) which shall prevail over this section 11.

11.3

The JV Group Companies shall be obliged to inform the Advisory Board of JV Europe and any Party reasonably requesting such information of any breach of the Warranties without undue delay after they become aware of such breach.

11.4

The liability of the Breaching Party for a breach of Warranty shall be limited as follows:

11.4.1

The Affected Party is entitled to raise claims for a breach of Warranty only to the extent that any individual claim or a series of related claims exceeds EUR 250,000.00 (de minimis), except where an individual warranty specified a higher or lower minimum amount, in which case such amount shall apply, and only if and to the extent the sum of such claims exceeds EUR 4,000,000.00, in which case the entire amount can be claimed (Freigrenze).

11.4.2

Subject to section 11.4.3, for all claims resulting from a breach of Warranty except for a breach of any Warranty set forth in section 9.2 (but excluding section 9.2.9), the maximum aggregate liability of the Breaching Party equals EUR 25,000,000.00 unless otherwise set out in this Agreement.

11.4.3	For claims in respect of fraud or willful misconduct, the statutory rules shall apply. Section 444 of the German Civil Code (BGB) remains applicable.

11.5

The Affected Party shall notify the Breaching Party in writing of any breach of Warranty within 60 days after the Affected Party became aware of such breach, provided that the failure to so notify the Breaching Party as provided in this sentence will not relieve the Breaching Party from any liability or obligation that it may have pursuant to this Agreement except to the extent the Breaching Party shall actually have been materially prejudiced by such failure or delay.

11.6	All claims arising pursuant to this section 11 shall be time-barred from the earlier of

(a)

the first anniversary of the Closing Date; and

(b)

the occurrence of a disposal of all shares in JV Europe (and the respective limited liability interest in JV US as required by the JV Agreement) by either Kemira and / or Rockwood Germany; and

(c)

an initial public offering of the shares in JV Europe,

(each of (b) and (c) an “Exit Event”), provided, however, that to the extent any claim pursuant to this section 11 was notified in writing to the Breaching Party in accordance with this section 11 and is still pending at the time of the earlier of the first anniversary of the Closing Date and an Exit Event, such claim shall continue to be subject to the provisions of this section 11 until such claim is finally resolved.

12.

TAX WARRANTIES AND REMEDIES

12.1	For the purpose of this section 12,

“Tax” or “Taxes” shall refer to:

(a)

liability for all forms of taxation, including any charge, tax, duty, levy, customs, tariffs, withholding or liability wherever imposed for support of national, state, federal, municipal or local government or any other person, including social insurance contributions, corporation tax, trade tax, VAT (including for the avoidance of doubt any non-deductible input VAT), payroll tax, solidarity surcharge, antidumping duties, countervailing duties and other public law levies;

(b)

secondary liability for other person’s Taxes (Steuerhaftungsbeträge) based on Law (e.g. wage tax, reverse charged VAT, withholding tax, due to tax groups, fiscal unities, acquisitions of business);

(c)

Tax equivalent indebtedness based on (i) contractual arrangements (e.g. under a Tax sharing agreement (Steuerumlagen), contractual tax guarantee or indemnity) or (ii) Law;

(d)

any payments for non-compliance with transfer pricing obligations especially penalties to be levied;

(e)

any de-grouping charges or similar charges based on law or contractual arrangements; and

(f)

any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) to (e), above.

12.2

In accordance with section 9.1 above, Kemira, Rockwood Germany and Rockwood hereby represent and warrant the following:

12.2.1

The Transferred Company has filed in good time all Tax returns and reports in respect of Taxes with the relevant Tax authorities as are required to be filed. For the avoidance of doubt, a tax return is filed in good time if it is filed in accordance with (i) a time limit set forth in the applicable tax code, or (ii) a time limit set by the relevant tax authority in charge. All such Tax returns are true, correct and complete in all material respects.

12.2.2

All Taxes required to have been paid by the Transferred Company have been paid in full in due time.

12.2.3

The Transferred Company has not given any waiver or been granted any extension by any Tax authority of any period of limitation governing the time of assessment or collection of any Taxes.

12.2.4

There are no Tax audits, assessments or deficiencies pending against the Transferred Company, and, to the Warranting Party’s best knowledge, no such audit, assessment or deficiency is threatened, except as disclosed in Annex 12.2.4.

12.2.5

The Transferred Company has withheld, paid or remitted the relevant Tax authorities on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Transferred Company has complied with all applicable information reporting requirements with respect to such amounts.

12.2.6	The Transferred Company is not a party to any Tax sharing or Tax allocation agreement that will survive after the Closing Date.

12.2.7	There are no material liens for Taxes (other than Taxes not yet due and payable) against the assets of the Business.

12.2.8	The Transferred Company does not have a permanent establishment outside the country of their incorporation that generates income of a capital income character.

12.2.9	The Warranties under clauses 12.2.1.1 through 12.2.10 shall apply mutatis mutandis to the Transferred Company’s consolidated Affiliates listed in Annex 10.1-1.

12.3

Remedies

12.3.1

In the event one or more of the Warranties given pursuant to this section 12 are incorrect and/or incomplete, the Breaching Party (the Warranting Party breaching such Warranty) shall indemnify and hold harmless the Affected Party (the Party to which such Warranty was given) against any liability of any JV Group Company for the payment of any and all Taxes arising as a result, for the avoidance of doubt, including interest, penalty or addition to Tax charged by the taxing authority relating to such Tax, by payment of an amount equal to such Taxes to the relevant JV Group Company.

12.3.2

If audits by the relevant Tax authorities or other circumstances (including for the avoidance of doubt the filing of tax returns) lead to liabilities of any JV Group Company with regard to Taxes being attributable to the period up to and including 31 December 2007 (the “Pre-Effective-Date Period”) and such Taxes were not paid prior to 1 January 2008, then

	(i)	if and to the extent such Taxes relate to JV Europe or its consolidated Affiliates listed in Annex 10.1-1 then Rockwood Germany shall indemnify and hold harmless Kemira;

	(ii)	if and to the extent such Taxes relate to Sachtleben Corp then Rockwood shall indemnify and hold harmless Kemira; or

(iii)

if and to the extent such Taxes relate to Kemira TiO2, Kemira Inc. or their respective consolidated Affiliates listed in Annex 10.1-1 then Kemira shall indemnify and hold harmless Rockwood and Rockwood Germany for and against all Taxes of any JV Group Company arising as a result (including any such Taxes paid prior to the signing of this Agreement) by payment of an amount equal to such Taxes, and for the avoidance of doubt, including interest, penalty or addition to Tax charged by the taxing authority relating to such Tax, to the relevant JV Group Company. The Tax is attributable to the period up to and including 31 December 2007 if the Tax should have been paid on or before 31 December 2007 or should have been accounted for under the applicable generally accepted accounting principles as a liability or a provision in the financial statement as of 31 December 2007. Taxes that relate to the Pre-Effective-Date Period and are reflected in the Financial Information and Valuation and are paid prior to or on 30 April 2008 shall be exempt from indemnification under this section 12.

12.3.3

If acts of a Warranting Party or a Transferred Company that are not connected with the Transferred Company’s Business or transactions that were conducted for the preparation of the Transaction lead to additional Tax liabilities of any JV Group Company for the period after the Pre-Effective-Date Period, the Warranting Party engaged in such acts must or, if a Transferred Company engaged in such acts then (i) Kemira if Kemira TiO2 and Kemira Inc. engaged in such acts, (ii) Rockwood Germany if JV Europe engaged in such acts or (iii) Rockwood if Sachtleben Corp engaged in such acts, must compensate the relevant JV Group Company for all Taxes arising as a result, excluding real estate transfer Tax caused by the Transaction, which shall be borne by the respective JV Group Companies, but including any such real estate transfer Taxes caused by the Water Carve-Out or the transfer of Closed Landfills which shall be borne and reimbursed by Rockwood Germany or Kemira, as the case may be.

12.3.4

The claims for the breach of any Warranty given pursuant to this section 12 and claims under the Tax indemnity shall become time barred upon expiration of a period of six months after the final and binding/non appealable assessment of the respective Tax.

12.3.5	To the extent that Sachtleben Corp is included in any consolidated, combined or unitary group with Rockwood or any of its Affiliates for period from 1 January 2008 through the

Closing Date, JV US shall pay to Rockwood an amount equal to the Tax liability that Sachtleben Corp would have incurred for such period computed as if Sachtleben Corp filed a Tax return for such period on a separate company basis, and Rockwood shall otherwise be responsible and shall indemnify and hold harmless JV US from any Taxes imposed on the consolidated, combined or unitary group.

12.3.6

Indemnification or compensation under this section 12 shall be excluded with respect to (i) any Tax if and to the extent such Tax can be recovered by the Transferred Company under a claim against any other party (e.g. claims for reimbursement of VAT against customers, wage tax against employees, withholding Tax or claims for compensation or indemnification against third parties under contractual arrangements) within three months and (ii) any VAT and VAT equivalent indebtedness due to a VAT-group including interest and penalties relating thereto (in this section 12.3.6 “VAT”) if and to the extent the Transferred Company charged with increased VAT relating to the Pre-Effective-Date Period will benefit from correspondingly reduced VAT in the period thereafter due to the attribution of taxable events to the Pre-Effective-Date Period (temporary differences).

12.3.7

If any claim may be made (i) for breach of Warranties or under an indemnity under sections 11, 13 or 14 and (ii) under this section 12 such claim will first be made under Warranties or indemnities pursuant to sections 11, 13 or 14. If and to the extent the claim is satisfied under the Warranties or indemnities under sections 11, 13 or 14, the liability of a Warranting Party under this section 12 will be reduced accordingly. No claim of a Party under this section 12 may be indemnified or satisfied more than once in respect of the same Tax suffered.

12.3.8

In case of any findings, assessments, investigations (including any announcement of a Tax audit) or other administrative procedures of the taxing authorities or legal procedures which may have an effect on any amount payable by the Parties under this section 12 or on any other legal grounds (including but not limited to Tax imposed or to be imposed on the Parties due to a Tax group or fiscal unity), section 15 shall apply (with the indemnifying party being treated as the Warranting Party for purposes of section 15).

12.4	Sections 10.1, 10.3 and 10.4 and sections 11.1 (except for its definitions), 11.2, 11.4.1, 11.4.2 and 11.6 shall not apply to this section 12.

13.

ENVIRONMENTAL WARRANTIES AND REMEDIES

13.1

For the purpose of this Agreement,

“Environmental Contamination” means any pollutants (including, for the avoidance of doubt, copperas), contaminants or other dangerous substances as defined in Article 2 para 2 of European Community Council Directive 67/548/EEC, as amended through the Closing

Date, or any other substance, material or waste that is regulated under any Environmental Law that exist in the air, soil, soil gas, leakage, ground- or surface water, sea water or sea bed deposits, in or on buildings, technical facilities, other man-made structures, improvements, machinery or equipment or parts thereof, as well as waste or decommissioned sub-surface technical installations or parts thereof that are relevant pursuant to any Environmental Law applicable to the Former Sites and the Properties;

“Environmental Laws” shall mean the relevant supranational, federal or state Laws, statutes, directives, ordinances, rules, decisions, technical directives, regulations, land-use planning or zoning regulations applicable in (i) the EU or any of its member states or (ii) the USA or any of its states, counties, cities or other political subdivisions applicable to the Transferred Company and relating to Environmental Matters as well as Landfills which are in force on the date of this Agreement (and not, for the avoidance of doubt any Environmental Laws that subsequently come into force and become effective);

“Environmental Matters” shall mean all matters relating to the protection and preservation of the environment, including the soil, land surface, the air, ground and surface waters, sea water and sea bed deposits, and human life, health, living and working environment as well as plant and animal life, as well as matters relating to the emission of gas, dust, steam, solid objects, liquids, noise, odor or magnetic, electric, nuclear or other radiation into the neighborhood of facilities operated by the Transferred Company; and

“Landfills” shall mean a site for the disposal of waste materials;

“Closed Landfills” are Landfills that have been closed, or where closure procedures have been initiated, or that are in the after-care phase, in all cases within the meaning of Art. 13 of Council Directive 1999/31/EC; and

“Pori Landfill” shall mean the Landfills at Pori for (i) copperas and filter salts/cakes and (ii) ilmenite mud residue.

13.2

The Transferred Company holds all material environmental permits, licenses and approvals of the relevant authorities and agencies that are required for the conduct of the Business as it is presently conducted and the consummation of the Transaction will not result in the cancellation, suspension, limitation or other change to any such permits, licenses or approvals, except where such cancellation, suspension, limitation or other change would not have a material adverse impact on the Business.

13.3

The Business has not received written notice of any material violation of any applicable Environmental Law binding upon it that has not been substantially corrected, except for violations that could not reasonably be expected to have a material adverse effect on the Business.

13.4

The Business is in all material respects in compliance with all material applicable Environmental Laws, and no investigations, proceedings or enforcement actions of any kind have been instituted or are pending or threatened in writing against the Transferred Company or the Business with respect to any material breach of any Environmental Law.

13.5

The permit (LSY-2004-Y-393) issued by the Western Finland Environmental Permit Authority to Kemira TiO2, dated 31 December 2007, with respect to the operation of Kemira TiO2’s Pori site (the “Comprehensive Environmental Permit”) enables Kemira TiO2 to conduct its TiO2 Business in a manner that is materially consistent with past practice and in accordance with Kemira TiO2’s business plans for its TiO2 Business which includes capital expenditures for the treatment of co-products. The Comprehensive Environmental Permit is valid and enforceable and does not contain any terms and conditions that unreasonably restrict the operations of Kemira TiO2. Kemira TiO2 is not and has not been in default of any of the conditions of the Comprehensive Environmental Permit. There are, to Kemira’s best knowledge, no events, circumstances or facts currently in existence based upon which the Comprehensive Environmental Permit can be withdrawn, revoked or cancelled or upon which it will expire without renewal.

13.6

The Audited Annual Accounts include, in accordance with the Accounting Principles applied on the relevant Audited Annual Accounts, specific reservations for all claims and costs relating to Environmental Matters, in particular claims relating to the investigation, monitoring, containment, remediation or disposal of environmental damage (collectively the “Environmental Liabilities”).

13.7

The Business has initiated, from the point of view of a prudent business person, measures to comply with all requirements on the implementation under Regulation No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, and Authorisation of Chemicals (REACH), dated 18 December 2006, as amended as of the date of this Agreement.

13.8

There is no Environmental Contamination on any site (other than a Closed Landfill) formerly used for or by any business operations (including sites that have been sold to third parties) of the Transferred Company, but no longer owned or used by the Transferred Company as of the date of this Agreement (the “Former Sites”), or on or adjacent to the Owned Properties or the Used Properties that would enable the relevant authorities to request that the Business remedy, investigate, secure or minimize the Environmental Contamination according to applicable Environmental Laws.

13.9

There is sufficient capacity available for the permitted disposal of any sewage, waste and emissions (except for the disposal of Copperas, filter cake and ilmenite residue). The Transferred Companies do not own or store (outside the Closed Kemira Landfills) Copperas in excess of 100,000 metric tons.

13.10

Remedies

13.10.1

In the event one or more of the Warranties given under this section 13 are incorrect and/or incomplete, the Breaching Party shall indemnify and hold harmless the JV Group Companies against any and all Environmental Liabilities relating to, resulting from or arising from such incorrect and/or incomplete Warranty under this section 13. Where an Environmental Liability results in the imposition of a duty to act, the Breaching Party shall, at the election of the Affected Party, either properly perform such act or reimburse the JV Group Companies, as applicable, for the external and internal costs incurred in connection with complying with such duty to act, including, but not limited to, the reasonable costs associated with the interruption of business operations necessary to satisfy such duty to act and similar costs, such costs specifically excluding the items listed in section 11.2 (a) trough (d). Where an Environmental Liability results in a payment obligation, the Breaching Party shall, at the election of the Affected Party, pay the JV Group Companies, as applicable, or the relevant authority once such payment obligation comes due.

13.10.2

The Affected Party can only claim indemnification under this section 13 if and to the extent the Environmental Liabilities have been incurred by the Affected Party or one or more of the JV Group Companies and provided that the Affected Party or the JV Group Companies, as applicable, is required to carry out the relevant measures either:

(a)

pursuant to an unappealable enforceable decision of a competent authority or an Environmental Law; or

(b)

pursuant to a final and enforceable court judgment, which is not subject to any appeal, resulting from a third-party claim or a claim of a competent authority; or

(c)

pursuant to a settlement between one of the Parties and a competent authority that has been entered into with the prior consent of the Breaching Party and avoids a decision described in (a) that could otherwise have been legally rendered; or

	(d)	to prevent or mitigate criminal prosecution (including administrative offence proceedings); or

	(e)	because prompt remediation is required pursuant to any Environmental Laws due to an imminent material danger; or

(f) insofar as the Breaching Party consented to it.

In each (a) to (e), the Affected Party shall be entitled to carry out only such measures which are compulsory in order to (i) in cases (a) to (c) fulfill the legal obligations under the respective document and (ii) in cases (d) and (e) avoid the scenario described therein. Neither Party shall be entitled to carry out any proactive measures prior to the occurrence of (a) through (f), which shall in particular include any form of exploration measures (Erkundungsmaßnahmen).

13.10.3

If a JV Group Company becomes aware of any facts that are reasonably likely to give rise to an indemnification claim under section 13.10, such JV Group Company shall notify the Breaching Party thereof in writing without undue delay and, to the extent then feasible, set forth the estimated amount of such claim, provided that the failure to so notify or a delay in so notifying the Breaching Party as provided in this sentence will not relieve the Breaching Party from any liability or obligations which it may have pursuant to section 13.10.

13.10.4

All claims arising pursuant to this section 13 shall be time-barred from the fifth anniversary of the Closing Date, provided, however, that to the extent any claim pursuant to this section 13 was notified in writing to the Breaching Party in accordance with this section 13 and is still pending on the fifth anniversary of the Closing Date, as applicable, such claim shall continue to be subject to the provisions of this section 13 until such claim is finally resolved.

13.10.5	Section 10.3 and sections 11.1 (except for its definitions), 11.5 and 11.6 shall not apply to this section 13. For the avoidance of doubt it is hereby set forth that section 11.4 shall apply.

14.

FURTHER INDEMNITIES AND CARVE-OUT OF CLOSED LANDFILLS

14.1

Carve-Out of Closed Landfills

14.1.1

Sachtleben currently owns the Landfills “Halde I”, “Halde IV” and a solid material waste disposal site (Feststoffdeponie, including former sludge lagoons) which will be closed in July 2009 , as described in an indicative manner in Annex 14.1.1-1 (the “Sachtleben Closed Landfills”) and Kemira TiO2 currently owns the Pori Landfill, as described in an indicative manner in Annex 14.1.1-2 (the “Kemira Closed Landfills”). The Parties have agreed to carve out the Sachtleben Closed Landfills and the Kemira Closed Landfills from the JV Group Companies and treat the respective JV Group Companies as if the Sachtleben Closed Landfills and the Kemira Closed Landfills had never been part of the JV Group Companies.

14.1.2	Sachtleben will, subject to the condition precedent (aufschiebende Bedingung) of the execution by the relevant Parties of the Closing Memorandum at Closing, transfer the

Sachtleben Closed Landfills to Rockwood Germany or one of its Affiliates under the terms and conditions of a separate sale and purchase agreement between Sachtleben and Rockwood Germany or one of its Affiliates incorporating the key terms set out in Annex 14.1.2 and Kemira TiO2 will, subject to the condition precedent (aufschiebende Bedingung) of the execution by the relevant Parties of the Closing Memorandum at Closing, transfer the Kemira Closed Landfills to Kemira or one of its Affiliates under the terms and conditions of a separate sale and purchase agreement between Kemira TiO2 and Kemira or one of its Affiliates incorporating the key terms set out in Annex 14.1.2 in each case without payment of additional remuneration or assumption of liability except as explicitly permitted by this Agreement. The Parties will use commercially reasonable efforts to effect the transfer of the Sachtleben Closed Landfills and the Kemira Closed Landfills as soon as reasonably practicable after the Closing Date. Any cost associated with the transfer of the Sachtleben Closed Landfills and/or Kemira Closed Landfills shall be borne by Rockwood Germany or its respective Affiliates and Kemira or its respective Affiliates, respectively. To the extent required as a pre-condition to transfer pursuant to this section 14.1.2, Rockwood Germany or its respective Affiliates and Kemira or its respective Affiliates shall obtain their own permit with regard to the Sachtleben Closed Landfills and the Kemira Closed Landfills, respectively, and notify the competent authorities of the Sachtleben Closed Landfill and the Kemira Closed Landfill of the indemnities under this Agreement immediately after the Closing Date and of the respective transfer immediately after such transfer having taken effect.

14.1.3

Rockwood Germany will indemnify and hold harmless Sachtleben against any liability of Sachtleben in connection with the Sachtleben Closed Landfills and Kemira will indemnify and hold harmless Kemira TiO2 against any liability of Kemira TiO2 in connection with the Kemira Landfills (e.g. covering, maintenance, structural damages, damages to the cover of the Landfill, leakages), in each case including liabilities relating to the time before the Closing Date. JV Group Companies shall reimburse (i) Rockwood Germany up to an amount of EUR 1,648,000 (allocated as follows: Halde I: EUR 0 (zero); Halde IV: EUR 390,000 and Feststoffdeponie: EUR 1,258,000) and (ii) Kemira up to an amount of EUR 7,789,000, for indemnifying and holding harmless Sachtleben and Kemira TiO2, as the case may be, under this section 14.1.3.

14.1.4

Kemira TiO2 on behalf of Kemira and Sachtleben on behalf of Rockwood Germany (or their respective Affiliates) shall continue to provide ongoing maintenance and monitoring services for the Closed Landfills in the same manner and to the same extent as had been conducted in the twelve months prior to the Closing Date, excluding for the avoidance of doubt any such additional or enhanced measures required by an authority or caused by a deterioration of the environmental condition of the Closed Landfill and any remediation measures. Kemira TiO2 shall in particular continue to (i) collect and monitor the water from the Kemira Closed Landfills, and (ii) treat the water pumped from the Kemira Closed Landfills at its own costs as further described in Annex 14.1.4. For the avoidance of doubt, Sachtleben shall provide services for the so-called aftercare phase (ground-water monitoring, maintenance and inspection) related to all dump sites, excluding “Halde III/2”, after 2009, which are reflected in the Sachtleben reserve amounting to EUR 282,000.

14.1.5

Without prejudice to any rights under this section 14.1, Kemira TiO2 may continue to use the Kemira Closed Landfills for the deposit of filter cake from its own production until the end of 2008 pursuant to the existing permit.

14.1.6

Kemira TiO2 provided the Western Finland Environmental Permit Authority with a bank guarantee of EUR 7,200,000.00 as security for Kemira TiO2’s obligations in relation to the Kemira Closed Landfills. Kemira shall procure a replacement of such bank guarantee as soon as practicable.

14.2

Other Indemnities

14.2.1

Kemira with regard to the carve-out of a 50 per cent participation previously held by Kemira TiO2 in Kemira Chile Commercial Limitada and Rockwood Germany with regard to the Water Carve-Out shall indemnify and hold harmless the JV Group Companies from all claims, costs, damages, liabilities and expenses relating thereto, including any Tax liability.

14.2.2

Kemira and Rockwood Germany, each with respect to its TiO2 Pigments Business, shall indemnify and hold harmless the JV Group Companies against all claims, costs, damages, liabilities and expenses due to the breach of any antitrust Laws, including European, Finnish, German or United States antitrust Laws, and any investigations by a competent competition authority, including but not limited to, the European Commission, the Finnish Competition Authority (Kilpailuvirasto), the Federal Cartel Office (Bundeskartellamt), the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission. If any antitrust Laws are breached before the Closing Date and such breach continues after the Closing Date, the claim for indemnification shall be limited pro rata temporis.

14.2.3

Kemira and Rockwood Germany, each with respect to its TiO2 Pigments Business, shall indemnify and hold harmless the JV Group Companies against all product liability claims by third parties relating to products sold before the Closing Date.

14.2.4

Rockwood Germany shall indemnify and hold harmless Sachtleben against all costs and damages in excess of EUR 1,616,000 with regard to the recultivation obligation associated with “Essenberger Bruch”.

14.2.5

Kemira shall indemnify and hold harmless Kemira TiO2 against the potential claim associated with the divestment of Kemira’s titanium dioxide in the Netherlands to Tronox (Kerr-McGee) in 2000, as specified in Annex 9.14.

14.2.6	Rockwood Germany with regard to JV Europe and Finnish HoldCo, and Rockwood with regard to JV US, shall indemnify and hold harmless Kemira against

(a)

all liabilities incurred by JV Europe, Finnish HoldCo or JV US before the Closing Date; and

(b)

all liabilities arising from JV Europe, Finnish HoldCo or JV US incurring any liability before the Closing Date,

other than related to JV Europe’s incorporation, any transfer of the shares in JV Europe to Rockwood Germany or in connection with the transaction contemplated by this Agreement, the JV Agreement or the Master Agreement.

14.3

In the event of an indemnification pursuant to this section 14, the indemnifying Party must compensate the JV Group Companies on a Euro by Euro basis or on a US Dollar for US Dollar basis, as applicable, without any thresholds. Sections 11.3 and 11.5, shall apply to any claim for indemnification under this section 13.1.

15.

THIRD-PARTY CLAIMS

15.1

After receiving written notice of any third-party claim (including any governmental authority) that may trigger a claim by a JV Group Company against the Warranting Party for indemnification pursuant to sections 11, 12.3, 13.10 or 14 (each a “Third Party Claim”), such JV Group Company shall as soon as reasonably feasible give written notice thereof to the Warranting Party, provided that the failure to so notify or a delay in so notifying the Warranting Party as provided in this section 15.1 will not relieve the Warranting Party from any liability or obligations that it may have pursuant to this Agreement, except to the extent such Warranting Party shall actually have been materially prejudiced by such failure or delay. Such notice shall specify in reasonable detail the basis for such Third Party Claim and, to the extent feasible, set forth the estimated amount of such Third Party Claim, and shall include a copy of any relevant correspondence so far exchanged regarding such matter. If without undue delay after having received such notice from a JV Group Company, the Warranting Party sends a written notice to such JV Group Company in which the Warranting Party finally and bindingly accepts its liability as to the Third Party Claim (and specifies the limitations of liability under this Agreement, if any, to which such acceptance is limited), the Warranting Party shall be entitled to assume control of the defense of such Third Party Claim employing its own counsel at its sole risk, cost and expense, including all related fees and costs of defense (Rechtsverfolgungskosten) (e.g. due to courts, witnesses, experts and including the JV Group Company’s out of pocket expenses).

15.2

As long as the Warranting Party is defending a Third Party Claim, the relevant JV Group Company shall provide or cause to be provided to the Warranting Party information reasonably requested by the Warranting Party relating to such Third Party Claim and the JV Group Company shall otherwise cooperate with the Warranting Party and its representatives in good faith in order to effectively contest such Third Party Claim. If such JV Group Company does not fulfill their aforementioned obligations to provide information and to otherwise cooperate with the Warranting Party in contesting a Third Party Claim, such JV Group Company shall be estopped from asserting a claim for indemnification to the extent such claim is based on the Third Party Claim, but only if and to the extent such failure prejudiced the Warranting Party’s ability to mitigate the Third Party Claim. The Warranting Party shall inform the relevant JV Group Company of all developments and events relating to such claim and such JV Group Company shall be entitled, at its own expense, to employ its own counsel and to attend, but not to actively participate in or to control, all conferences, meetings and proceedings relating to any such Third Party Claim. The Warranting Party shall conduct such proceedings in good faith using reasonable endeavors to take the respective interests of each JV Group Company into account. The relevant JV Group Companies shall fully cooperate with the Warranting Party in the defense of any Third Party Claim, provide the Warranting Party’s representatives access, during normal business hours, to all relevant business records and documents and permit the Warranting Party and its representatives to consult with the directors, employees and representatives of the relevant JV Group Company. If, however, the respective interests of the JV Group Companies, in their reasonable judgment, conflict with those of the Warranting Party, each JV Group Company shall have the right to assume control of the defense at the Warranting Party’s expense. Such conflict shall always be deemed to exist if, as a result of the applicable limitations of liability (including de minimis and caps under sections 11.4.1 and 11.4.2), the Warranting Party will have to bear a liability of 75 per cent or less (or when assuming control of the defense has declared that limitations of liability that would, in its opinion, lead to such limitation apply).

15.3

If the Warranting Party does not assume control of the defense of a specific Third Party Claim, the JV Group Companies shall have full control of such defense and such proceedings and may in their sole discretion contest such Third Party Claim at the Warranting Party’s expense. If requested by the JV Group Companies, the Warranting Party shall cooperate in good faith with such JV Group Companies in order to effectively contest such Third Party Claim at the Warranting Party’s sole risk, cost and expense, including all related fees and costs of the defense (Rechtsverfolgungskosten) (e.g. due to courts, witnesses, experts and including each JV Group Company’s out of pocket expenses). The Warranting Party shall be entitled, at its own expense, to employ its own counsel and to attend, but not actively participate in or to control all conferences, meetings and proceedings relating to such Third Party Claim. In no event shall the JV Group Companies be entitled to acknowledge or settle such Third Party Claim, or permit any acknowledgement or settlement of such Third Party Claim without the Warranting Party’s prior written consent, which consent shall not to be unreasonably withheld.

16.

LOCKED-BOX CONCEPT

16.1

If and to the extent (i) any of the JV Group Companies or (ii) the Parties with respect to any of the JV Group Companies

(a)

either

(i)

breached or permitted to breach any of the covenants set out in Section 10.1.1 of the Master Agreement (the “Covenants”) in the time period from the date of this Agreement and until and including the Closing Date; or

(ii)

have done anything or permitted anything during the time period between the Effective Date and until and including the date of this Agreement that would have constituted a breach of the Covenants, had the Covenant already been applicable during this time period;

(each such action, a “Breach of the No Leakage Provisions”),

(b)

unless

(i)

the relevant Breach of the No Leakage Provisions simultaneously leads to a monetary gain by another JV Group Company; or

(ii)

the relevant Breach of the No Leakage Provisions has been anticipated and the EBITDA and consolidated net debt effect resulting from such Breach of the No Leakage Provisions is correctly reflected in the valuation pursuant to the Financial Information and Valuation; or

(iii)

only in the case of a Breach of the No Leakage Provisions pursuant to section (a)(i), a specific accruals (Rückstellungen) has been included in the Annual Audited Accounts to cover such Breach of the No Leakage Provisions; or

		(iv)	the Breach of the No Leakage Provisions has already been remedied by payments that have been made under the Warranties;

then

(i) Rockwood Germany in case of a Breach of the No Leakage Provisions by Rockwood Germany, its Affiliates, JV Europe, Finnish HoldCo, Sachtleben or any of Sachtleben’s Affiliates, (ii) Rockwood in case of a Breach of the No Leakage Provisions by Rockwood, JV US, Sachtleben Corp or any of Sachtleben Corp’s subsidiaries; and (iii) Kemira in case of a Breach of the No Leakage Provisions by Kemira TiO2, Kemira Inc., Maybrook, or any of their respective subsidiaries shall pay to JV Europe or JV US, as applicable, damages in the amount needed to remedy the relevant Breach of the No Leakage Provisions, provided that for purposes of this section 16.1 the amount of damages to be paid shall be determined in accordance with section 249 et seq. of the German Civil Code (BGB).

16.2
For the avoidance of doubt, the limitations set out in sections 11 through 13 shall not apply to such compensation obligations.

17.

TRANSFER OF EMPLOYEES

17.1

With effect as of the Closing Date,

(a)
the employment relationships belonging to the Oberhausen Business Unit, which are listed in Annex 17.1(a) (the “Oberhausen Transferred Employees”), shall pass to JV Europe with all rights and duties pursuant to section 613a of the German Civil Code (BGB) as further set out in section 17.3;

(b)
the services of the employees belonging to the sales network of Kemira’s TiO2 Pigments Business, which are listed in Annex 17.1(b) (the “Sales Network Employees”), shall be provided to the JV Group Companies pursuant to section 17.9 below.

17.2

The employees of the JV Group Companies including the Oberhausen Transferred Employees, but excluding the Sales Network Employees, shall continue their employment relationships with the respective JV Group Company, (the employees of the JV Group Companies and the Oberhausen Transferred Employees and the Sales Network Employees together the “Transferred Employees”).

17.3

If one or more of the Oberhausen Transferred Employees effectively object to the transfer of his or her employment relationship, JV Europe shall indemnify and reimburse Kemira Germany for all costs and expenses in relation to these employees, in particular costs and expenses resulting from the objection against the transfer of the employment relationship, including, but not limited to, the costs of employment, termination of the employment relationship and related costs and legal expenses, but limited to the costs incurred until in respect of each Oberhausen Transferred Employee such date upon which the statutory or contractual notice period ends had a termination notice been given immediately after the objection was received. Kemira Germany will endeavor to terminate such employment contracts at the earliest possible date or to conclude termination agreements.

17.4

If, contrary to the expectations of the Parties, the employment relationships of individual Oberhausen Transferred Employees do not pass to JV Europe by operation of law (but for reasons other than an objection or by an employee giving notice), JV Europe is entitled but not obliged to take over such employment relationships on an individual contractual basis.

17.5

If additional employment relationships transfer to the JV Group Companies, in addition to the employment relationships of the Transferred Employees, pursuant to Law, Rockwood and Kemira (as applicable) shall bear all of the costs and expenses resulting from such transfer, including, but not limited to, the costs of terminating the employment contracts with such employees and related costs and legal expenses. The respective JV Group Company will endeavor to terminate such employment contracts at the earliest possible date or to conclude termination agreements.

17.6

Any obligations (including vested obligations under pension schemes, accrued holiday entitlement, bonuses, stock option plans, old age part-time arrangements), relating to periods before the Effective Date in respect of Transferred Employees shall as between Rockwood Germany and Rockwood on the one hand and Kemira on the other hand be borne and indemnified against by Rockwood Germany (in respect of JV Europe and its non-US Affiliates), Rockwood (in respect of Sachtleben Corp) and Kemira (in respect of Kemira TiO2 and Kemira Inc. and their respective Affiliates), except to the extent such obligation is already explicitly mentioned and reflected in the Financial Information and Valuation. For obligations that fell due between the Effective Date and the Closing Date, the JV Group Companies (JV Europe in the case of the Oberhausen Transferred Employees and the relevant JV Europe Group company for the Sales Network Employees) shall bear, and indemnify against, such obligations except as otherwise set out in this Agreement and the Master Agreement, including this section 17, the Warranties and section 16. The value of holiday claims of any Transferred Employees in Germany shall be calculated in accordance with section 7 para 4 of the Federal Holiday Act (Bundesurlaubsgesetz) and settled pro rata temporis for periods before and from the Closing Date.

17.7

Notifications to Transferred Employees:

17.7.1

The JV Group Companies shall jointly prepare all necessary notifications to the Transferred Employees regarding the transfer of the Kemira TiO2 Shares and the Kemira Oberhausen Assets.

17.7.2

The Parties shall inform the Oberhausen Transferred Employees in Germany about the transfer of the business pursuant to section 613a para 5 of the German Civil Code (BGB) with the letter attached as a draft in Annex 17.7.2 within 10 Business Days after the date of this Agreement and the conduct of the general assembly of employees pursuant to section 17.7.1. The facts and plans relating to the Transferred Employees that are notified in this letter are correct and complete from today’s point of view. Following the expiry of the time-limit for declaration of an objection by the employees of the Oberhausen Business Unit pursuant to section 613a para 6 of the German Civil Code (BGB) with regard to the German Transferred Employees and such other statutory Law applicable on other Transferred Employees, the Parties shall inform each other without undue delay (unverzüglich) about any employees who have objected to the transfer of their employment relationship. The Parties shall refrain from acts that could be reasonably likely to cause the Transferred Employees to object to the transfer of their employment relationships, except to the extent that such acts are contemplated by this Agreement.

17.7.3

Within 15 days after the date of this Agreement, Kemira and/or Kemira Germany, as applicable, shall call a general assembly of employees of the Oberhausen Business Unit and give JV Europe the opportunity to inform the Transferred Employees about the change of employer.

17.8

JV Europe shall bear the remuneration for employees’ invention pursuant to sections 9 and 10 of the German Employees’ Invention Act (Arbeitnehmererfindungsgesetz) payable for the employees’ inventions made by the Oberhausen Transferred Employees (whether or not actually transferred) or former employees of the Oberhausen technology center, to the extent that (i) after the Effective Date these are used and taken advantage of by JV Europe or its direct or indirect subsidiaries and (ii) such IP Right or Know-How has been transferred to JV Europe, provided that Kemira Germany shall pay all such remunerations relating to the time period before the Effective Date.

17.9

Effective as of the Closing Date, Kemira and its Affiliates provide to the JV Group Companies sales services in Italy, Spain, France, Singapore, and Chile through their sales network for the duration of one year commencing with the Closing Date, to the extent such Sales Network Employees continue to be employed with Kemira and its Affiliates and provided further that Kemira shall not terminate the employment relationships with an effect prior to such one-year period other than for cause. The JV Group Companies shall indemnify and reimburse Kemira and its Affiliates for all reasonable costs and expenses in relation to these sales employees, in particular for all contractual payments, incurred by Kemira and/or its respective Affiliate during such one-year period commencing with the Closing Date. Kemira shall support JV Group Companies if they wish to offer employment to any of these sales employees (including e.g. shortening contractual notice period).

17.10

Except as otherwise provided in the US Transition Services Agreement (as defined in section 17.11), effective as of the Closing Date, (i) all employees of the US Companies who continue employment with JV US (“US Transferred Employees”) shall cease active participation in the US Benefit Plans, (ii) JV US shall establish certain benefit plans (“JV US Benefit Plans”) for the benefit of the US Transferred Employees as determined by JV US, and (iii) the US Transferred Employees shall commence participation in JV US Benefit Plans in accordance with the terms of such plans.

17.11

On the Closing Date and at the request of JV US, JV US and the US Companies shall enter into a transition services agreement in the form attached here as Annex 17.11 (“US Transition Services Agreement”) to provide for the continuation of participation by the US Transferred Employees for a period of time not to exceed the end of the calendar year in which the Closing Date occurs in the applicable US Benefit Plans that provided health and welfare benefits to such US Transferred Employees immediately prior to the Closing Date.

17.12

US Transferred Employees shall be credited for their length of service with the applicable US Company for purposes of determining eligibility to participate in, satisfying any waiting period, and vesting under JV US Benefit Plans, to the extent they earned credit under comparable US Benefit Plans. Any preexisting condition clause in any of the health coverages (including medical and dental coverage) included in JV US Benefit Plans shall be waived for the US Transferred Employees. JV US shall ensure that each US Transferred Employee receives credit under any JV US Benefit Plan that is a welfare benefit plan for any deductibles or co-payments paid by such US Transferred Employee and his or her dependents for the calendar year in which the Closing Date occurs under the applicable US Benefit Plan.

17.13

JV US shall take all steps necessary to permit each US Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4)) of the IRC) from a US Benefit Plan that is a defined contribution savings plan to roll over such eligible rollover distribution, including any associated loans, as part of any lump sum cash distribution into an account(s) under a 401(k) savings plan established and maintained by JV US.

17.14	After the Closing Date, Kemira TiO2 shall reimburse Kemira for payments made to Mr. Del Dotto under the earn-out arrangement originating from the Tri-K acquisition, provided, however, that such reimbursement shall be limited to payments made after 1 April 2008 and shall not exceed USD 1,000,000.00. The obligation to reimburse under this section 17.14 shall not be treated as an Intercompany Receivable within the meaning of the Master Agreement.

18.

TRADEMARKS AND COMPANY NAME “KEMIRA”

18.1

JV Europe, Finnish HoldCo, Kemira TiO2 and Kemira Inc. shall refrain from using the corporate name and the trademark “KEMIRA” and any derivative or abbreviation thereof (the “Kemira Trademarks”) that reasonably implies a connection between the Joint Venture Group Companies on the one hand and Kemira on the other hand immediately after the Closing Date.

18.2

The JV Group Companies shall, however, be allowed to:

(a)

sell off products and packaging and use up labels bearing the Kemira Trademarks for a period of one (1) year after the Closing Date, provided that such products, packaging and labels are held in stock by Kemira TiO2 or Kemira Inc. or are part of the Kemira Oberhausen Assets as of the Closing Date; and

(b)

use up business paper and advertising materials bearing the Kemira Trademarks for a period of six (6) months after the Closing Date.

18.3

Kemira TiO2 and Kemira Inc. shall change their company names within three (3) months after the Closing Date to new company names that do not contain the Kemira Trademarks or any other element that reasonably implies a connection between Kemira TiO2 and Kemira Inc. on the one hand and Kemira on the other hand. Kemira TiO2 and Kemira Inc. may, however, use a reference to their former character as an affiliate of Kemira (e.g. “former Kemira Pigments Business”) for a period of one year after the Closing Date.

19.

CONFIDENTIALITY

19.1

The Parties must keep secret the contents of this Agreement to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure. The Parties must also keep secret any information they have about each other and about the enterprises affiliated with the respective other Party as defined in section 15 of the German Stock Corporation Act (AktG), to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.

19.2

If any disclosure or announcement of confidential matters referred to in section 19.1 is required by Law or any governmental or quasi-governmental authority, such disclosure may be made by the Party that is required to make such disclosure after consultation with the other Parties, unless such consultation is not practically possible before a Party is required to make a disclosure.

19.3	Notwithstanding section 19.1, each Party may disclose the content of this Agreement to any of its Affiliates.

19.4	Any press release or similar disclosure of any Party concerning the Transaction shall require the prior consent of the other Parties except for press releases in the meaning of section 18.2.

20.

MISCELLANEOUS

20.1

This Agreement, the Master Agreement and the JV Agreement including their annexes and the documents they refer to, contains the entire agreement of the Parties with respect to the subject matter hereof. Any supplements or amendments to or a termination of this Agreement, as well as any declarations to be made hereunder, shall be valid only if made in writing, or if required by Law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

20.2

No Party may assign or otherwise transfer any rights or claims under or in connection with this Agreement to a third party without the prior written consent of the other Parties.

20.3

Unless otherwise explicitly provided for in this Agreement, neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

20.4

This Agreement shall be governed exclusively by the Laws of the Federal Republic of Germany. The English language version shall be determinative (even if a translation is made), provided that where German or Finnish expressions are used in brackets, the German or Finnish expression, as the case may be, shall be determinative.

20.5

In this Agreement:

(a)

any German or Finnish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Germany and Finland, as the case may be, be deemed to include what most closely approximates in that jurisdiction to the German or Finnish legal term and any reference to any German or Finnish statute shall be construed so as to include equivalent or analogous Laws of any other jurisdiction;

(b)

the headings shall not affect the interpretation of this Agreement; and

(c)	any capitalized terms used but not defined in this Agreement shall have the same meaning as ascribed to such terms in the Master Agreement and the JV Agreement, as the case may be.

20.6

All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with Arbitration Rules of the International Chamber of Commerce without recourse to the ordinary courts of law. The place of arbitration with respect to any claims relating to, arising from or in connection with this Agreement shall be Frankfurt am Main, Germany. The Arbitral Tribunal shall consist of three arbitrators. The language of the arbitral proceedings shall be English.

20.7

Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices to be given by the Parties pursuant to this Agreement shall be in writing in English and delivered by hand, by courier, by facsimile or by e-mail in pdf-format (in the latter case only if such e-mail is followed by facsimile or mail confirmation within two weeks) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

(a)

Notifications to Rockwood Holdings and Rockwood:

Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Administration

100 Overlook Center

Princeton NJ 08540

USA

Facsimile:+1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(b)

Notifications to Rockwood Germany:

Rockwood Specialties Group GmbH

Udo Pinger

Königsberger Straße 1

60487 Frankfurt am Main

Germany

Facsimile:+49 (69) 7165-5693

E-mail: udo.pinger@rocksp.de

(c)

Notifications to Sachtleben:

Sachtleben Chemie GmbH

Prof. Dr. Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg

Germany

Facsimile:+49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

(d)

Notifications to JV Europe and Finnish HoldCo:

Sachtleben Chemie GmbH

Prof. Dr. Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg

Germany

Facsimile:+49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

each with a copy to Rockwood Germany and Kemira

(e)

Notifications to JV US

White Pigments LLC

c/o Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Administration

100 Overlook Center

Princeton NJ 08540

USA

Facsimile:+1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(f)

Notifications to Kemira, Kemira TiO2 and Kemira Inc.

Hannu Virolainen, President Kemira Speciality Business Area

Kemira OYJ

Porkkalankatu 3

00180 Helsinki

Finland

Facsimile:+358 - (0) 10 862 1068

Email: hannu.virolainen@kemira.com

(g)

Notifications to Kemira Germany

Hermann-Josef Frings, Managing Director

Kemira Germany GmbH

Marie-Curie-Straße 10

51377 Leverkusen

Germany

Facsimile:+49 - (0) 214 20690-250

Email: hermann-josef.frings@kemira.com

21.

AUTHORIZED AGENT

21.1

Kemira and Kemira Germany hereby appoint the law firm of Gleiss Lutz Hootz Hirsch Partnerschaftsgesellschaft von Rechtsanwälten, Steuerberatern, Mendelssohnstraße 87, 60325 Frankfurt am Main, Germany, as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Rockwood (which approval shall not be unreasonably withheld). Kemira and Kemira Germany shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Rockwood.

21.2

Rockwood, Rockwood Holdings and Rockwood Germany hereby appoint the law firm of Clifford Chance Partnerschaftsgesellschaft, Mainzer Landstraße 46, 60325 Frankfurt am Main, Germany, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Kemira (which approval shall not be unreasonably withheld). Rockwood and Rockwood Germany shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Kemira.

22.

SEVERABILITY

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted with retroactive effect by a suitable and equitable provision that, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in case a suitable and equitable provision shall be deemed to have been agreed upon with retroactive effect and which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period of performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

* * *

Rockwood Holdings, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Rockwood Specialties Group, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs GmbH

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments Holding Oy

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments LLC

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Kemira Oyj

BY:	/s/ VERENA HÜGEL
Verena Hügel
Kemira Pigments Oy

BY:	/s/ VERENA HÜGEL
Verena Hügel

Kemira Germany GmbH

BY:	/s/ VERENA HÜGEL
Verena Hügel
Rockwood Specialties Group GmbH

BY:	/s/ LEIF U. SCHRADER
Leif U. Schrader
Sachtleben Chemie GmbH

BY:	/s/ LORENZO MATTHAEI
Lorenzo Matthaei